Exhibit 10.1

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 30, 2008

(amending and restating the Second Amended and Restated Credit Agreement,

dated as of February 23, 2004, as amended),

among

CHESAPEAKE CORPORATION,

as the Parent,

CHESAPEAKE UK HOLDINGS LIMITED,
BOXMORE INTERNATIONAL LIMITED, and
CHESAPEAKE PLC,

as the U.K. Borrowers,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the Administrative Agent,

___________________________

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger and the Sole Book Runner

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 30, 2008 (amending and restating the Credit Agreement, dated as of June 15, 2000 (the “Original Credit Agreement”), as amended and restated by the Amended and Restated Credit Agreement, dated as of February 8, 2001 and as amended, as amended and restated by the Second Amended and Restated Credit Agreement, dated as of February 23, 2004, as amended), is among CHESAPEAKE CORPORATION, a Virginia corporation (the “Parent”), U.K. ACQUISITIONS PLC (“U.K. Acquisitions”), CHESAPEAKE UK HOLDINGS LIMITED, a limited liability company incorporated under the laws of England and Wales (“UK Holdings”), BOXMORE INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of Northern Ireland (“Boxmore”), CHESAPEAKE PLC, formerly known as Field Group Plc, a public limited company incorporated under the laws of England and Wales (“Chesapeake Plc”; each of UK Holdings, Boxmore and Chesapeake Plc is sometimes referred to herein as a “U.K. Borrower” and collectively sometimes referred to herein as the “U.K. Borrowers”, and together with the Parent and U.K. Acquisitions, each sometimes referred to herein as an “Existing Borrower” and collectively sometimes referred to herein as the “Existing Borrowers”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and WACHOVIA CAPITAL MARKETS, LLC, as a sole lead arranger and the sole bookrunner (in such capacity, the “Bookrunner”).

W I T N E S S E T H:

WHEREAS, pursuant to the Second Amended and Restated Credit Agreement, dated as of February 23, 2004 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Existing Borrowers, certain financial institutions and other Persons (terms not defined in these recitals being used as defined in Article I of this Agreement) from time to time party thereto (the “Existing Lenders”) and Wachovia, as administrative agent thereunder, the Existing Lenders were committed to making extensions of credit to the Existing Borrowers on the terms and conditions set forth therein and made revolving loans (the “Existing Revolving Loans”), other currency loans (the “Existing Other Currency Loans”, and collectively with the Existing Revolving Loans, the “Existing Loans”), and issued letters of credit (the “Existing Letters of Credit”) for the account of the Existing Borrowers;

WHEREAS, on December 29, 2008 (the “Petition Date”), the Debtors filed voluntary petitions in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) for relief, and commenced proceedings (the “Case”) under Chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Existing Borrowers desire to, among other things, continue the Existing Loans and the Existing Letters of Credit under this Agreement and the Post-Petition Borrowers desire to obtain the Post-Petition Loan Commitments to make Post-Petition Loans as set forth herein;

WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrowers pursuant to the terms of this Agreement, and the Lenders (including certain of the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that

(a) the Existing Loans, the Existing Letters of Credit and other Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, which shall not constitute a novation but with the intent that the amended and restated terms of this Agreement shall replace the terms of the Existing Credit Agreement as a renewal thereof and in substitution (but not in extinguishment) thereof, and (b) the Lenders have agreed to lend to the Post-Petition Borrowers Post-Petition Loans in an amount up to the total Post-Petition Loan Commitments on the terms and subject to the conditions set forth herein;

WHEREAS, all Obligations are and shall continue to be secured by, among other things, the Security Agreement, the Collateral Documents and certain other Loan Documents, and shall be guaranteed pursuant to the DIP Guaranty, the Existing Subsidiary Guaranty, the Non-U.S. Subsidiary Guaranty and the guaranty provided by the Borrowers (other than the Parent) in Section 4.10 hereof; and

WHEREAS, it is a condition to the effectiveness of this Agreement that each Collateral Document be as amended and restated or otherwise as provided for in the applicable Exhibit to this Agreement;

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety, as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Additional Costs” means, with respect to any Loan denominated in an Other Currency, for any Interest Period, (i) the cost as calculated by the Administrative Agent in accordance with Schedule III hereto imputed to each applicable Lender of compliance with the mandatory liquid assets requirements of the Bank of England and/or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and/or the European Central Bank during that Interest Period, expressed as a percentage and (ii) any reserve asset, liquidity or cash margin or other like requirements of any other applicable monetary, regulatory, supervisory or other authority in relation to that Loan, in each case during that Interest Period, expressed as a percentage.

“Adjusted EBITDA” means, with respect to the Borrowers and their Subsidiaries on a consolidated basis, for any applicable period, EBITDA for such period, as adjusted for the pro forma impact of any Dispositions of assets during such period, such adjustments to be in form and substance reasonably satisfactory to the Administrative Agent.

“Administrative Agent” is defined in the preamble and includes each other Person, if any, appointed as the successor Administrative Agent pursuant to Section 9.4.

“Administrative Borrower” is defined in the Section 1.5.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  “Control” of a Person means the power, directly or indirectly,

(a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(b) to direct or cause the direction of the management and policies of such Person (whether through ownership of Capital Securities, by contract or otherwise).

“Agreement” means, on any date, the Original Credit Agreement, as amended and restated by the Existing Credit Agreement and as amended and restated hereby, and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Aggregate Available Post-Petition Amount” means (i) on any date prior to the date on which the Final Order has been entered by the Bankruptcy Court, $18,550,000 and (ii) on any date thereafter, $30,000,000 or such higher amount not to exceed the Post-Petition Loan Commitment Amount, as may be approved by the Required Post-Petition Lenders in their sole discretion; provided, however, that unless otherwise agreed by all of the Post-Petition Lenders, the Aggregate Available Post-Petition Amount at any time shall not exceed 50% of the Post-Petition Loan Commitment Amount at such time until the later of the date of entry of the Final Order and the satisfaction of the Exit Financing Condition; provided further that, except in the case of any drawing on the closing date of any Triggering 363 Sale, the Aggregate Available Amount shall be reduced by an amount equal to the accrued and unpaid fees and expenses incurred in the Case by professionals retained by the Debtors or any Committee (as most recently reported to the Administrative Agent pursuant to Section 7.1.1(p)), after giving effect to drawings for approved fees and expenses of such professionals, determined on a weekly basis.  For the avoidance of doubt, any drawing on the closing date of any Triggering 363 Sale may include accrued and unpaid fees of such professionals which are in the Budget but not yet approved, plus $1,000,000, and the proceeds of such drawing shall be held by the Administrative Agent in a separate, segregated account pending such approval.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to (a) with respect to Existing Loans, the higher of (i) the Base Rate in effect on such day, and (ii) the Federal Funds Rate in effect on such day plus ½ of 1%, and (b) with respect to Post-Petition Loans, the highest of (i) 4.50%, (ii) the Base Rate in effect on such day, and (iii) the Federal Funds Rate in effect on such day plus ½ of 1%.  Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect as of the opening of business on the date of each change in the Alternate Base Rate.  The Administrative Agent will give notice promptly to the Borrowers and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist.

“Amendment No.1”  means Amendment No. 1 to the Existing Subsidiary Guaranty, dated as of the Effective Date, substantially in the form of Exhibit H-2 hereto, executed and delivered by an Authorized Officer of each Subsidiary party thereto.

“Applicable Margin” means, 7.00% for LIBO Rate Loans and 6.00% for Base Rate Loans.

“Assignee Lender” is defined in Section 10.12.1.

“Assignor Lender” is defined in Section 10.12.1.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuer pursuant to Section 5.1.1, or otherwise in a manner reasonably satisfactory to the Administrative Agent, as updated by the Borrowers from time to time and certified in the manner provided above.

“Bankruptcy Code” is defined in the preamble.

“Bankruptcy Court” is defined in the preamble.

“Base Rate” means, at any time, the rate of interest then most recently established by the lender acting as Administrative Agent in its principal office in Charlotte, North Carolina as its prime rate for Dollars loaned in the United States.  The parties hereto acknowledge that the Base Rate is an index rate and is not necessarily intended to be the lowest rate or best rate of interest charged by the lender acting as Administrative Agent to other banks or to customers in connection with extensions of credit.

“Base Rate Loan” means a Loan, in Dollars, bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Bid Procedures” means the procedures for obtaining competing bids for the purchase of the Proposed Sale Assets as set forth in the Stalking Horse Bid.

“Bidding Procedures Order” is defined in Section 7.1.12.

“Bookrunner” is defined in the preamble.

“Borrower” and “Borrowers” means, collectively, the Existing Borrowers and the Post-Petition Borrowers.

“Borrowing” means Post-Petition Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period, made by all Post-Petition Lenders required to make such Post-Petition Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Request” means a Post-Petition Loan request and certificate duly executed by an Authorized Officer of the Administrative Borrower requesting such Post-Petition Loans, substantially in the form of Exhibit B hereto.

“Boxmore” is defined in the preamble.

“Budget” means the rolling 13-week cash revenue and expense forecast of the Parent and its Subsidiaries beginning from and including the Effective Date, which is to be delivered to the Administrative Agent pursuant to the terms herein and which is in form reasonably satisfactory to the Administrative Agent.

“Business Day” means

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Charlotte, North Carolina; and

(b) relative to the making, continuing, converting, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars and Other Currency are carried on in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Parent and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by the Parent and its Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including any instruments convertible into equity), whether now outstanding or issued after the Effective Date.

“Capitalized Lease Liabilities” means all monetary obligations of any Person or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Carve-Out” means (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the U.S. Trustee under Section 1930(a) of title 28 of the United States Code; and (ii) all allowed fees and expenses incurred in the Case by professionals retained by the Debtors or by the Committee in amount not to exceed the sum of (A) all allowed fees and expenses of such professionals accrued and unpaid prior to the occurrence of a Termination Event or Triggering 363 Sale,  up to the amounts set forth in the Budget for such professionals as of the date such  Termination Event or Triggering 363 Sale occurs, plus (B) (i) after the occurrence of a Triggering 363 Sale, an amount not to exceed $1,000,000 in the aggregate, or (ii) after the occurrence a Termination Event other than a Triggering 363 Sale, an amount not to exceed $2,000,000 in the aggregate.  The Carve-Out shall not be reduced by any such allowed professional fees or expenses paid in the Case prior to the occurrence of a Termination Event, or any fees, expenses, indemnities or other amounts paid to the Administrative Agent or the Post-Petition Lenders and their respective attorneys and agents under this Agreement or otherwise, provided that: (x) no portion of the Carve-Out shall be available to pay any such professional fees and expenses incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation or any threatened litigation against the Administrative Agent, the Post-Petition Lenders or the Existing Lenders or the “Administrative Agent” under the Existing Credit Agreement and (y) nothing herein shall impair the right of any party to object to the reasonableness of any such fees or expenses to be paid by the Debtors’ estates.

For the purposes of this definition:

“Termination Event” shall mean either (i) the occurrence and continuance of an Event of Default or (ii) the occurrence of a Triggering 363 Sale; and

“Triggering 363 Sale” means the closing of any 363 Sale if such 363 Sale does not result in sufficient net proceeds to pay such professional fees and expenses in the Budget, including without limitation such professional fees and expenses in the Budget that have been incurred but not paid prior to such 363 Sale.

“Case” is defined in the preamble.

“Cash Collateralize” means with respect to an Existing Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Existing Letter of Credit.  Derivatives of such term shall have corresponding meanings.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by

(i)           a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or

(ii)           any Lender (or its holding company), excluding any Lender that is a holder of any Senior Subordinated Notes;

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either

(i)           any bank organized under the laws of the United States or any State thereof and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or

(ii)           any Lender, excluding any Lender that is a holder of any Senior Subordinated Notes; or

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

(i)           is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii)           has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Parent or any of its Subsidiaries.

“Centre of Main Interests” means the ''centre of main interests” as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a) the failure of the Parent at any time to directly own beneficially and of record on a fully diluted basis at least 71.99% of the outstanding Capital Securities of UK Holdings, such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document); or

(b) the failure of U.K. Holdings at any time to directly own beneficially and of record on a fully diluted basis at least 99.98% of the outstanding Capital Securities of U.K. Acquisitions, such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document); or

(c) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Securities representing more than 24.5% of the Capital Securities of the Parent on a fully diluted basis; or

(d) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(e) there shall have occurred under any indenture or other instrument evidencing Indebtedness of or in excess of the Dollar Equivalent of $10,000,000 any “change in control” or “change of control” or words of similar import (in each case as defined in such indenture or other evidence of Indebtedness) obligating any Borrower to repurchase, redeem or repay all or any part of the debt or Capital Securities provided for therein.

“Chesapeake International” means Chesapeake International Holding Company, a Virginia corporation and a wholly-owned, direct subsidiary of the Parent.

“Chesapeake Plc” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral Documents” is the collective reference to each Security Agreement, the DIP Guaranty, each Pledge Agreement, each Non-U.S. Security Document and any other document entered into by the Parent or any of its Subsidiaries creating or expressly to create any Lien in favor of the Administrative Agent over all or any part of its assets in respect of the Obligations.

“Commitment” means, as the context may require, a Lender’s Post-Petition Loan Commitment and a Lender’s Sterling Post-Petition Loan Commitment.

“Commitment Amount” means, as the context may require, the Post-Petition Loan Commitment Amount or the Sterling Post-Petition Loan Commitment Amount.

“Commitment Fee” means, with respect to the Post-Petition Loan Commitment, 0.50%.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default described in clauses (a) or (b) of Section 8.1.9 with respect to any U.K. Borrower; or

(b) the occurrence and continuance of any other Event of Default and either

(i)           the declaration of all or any portion of the Post-Petition Loans to be due and payable pursuant to Section 8.3, or

(ii)           the giving of notice by the Administrative Agent, acting at the direction of the Required Post-Petition Lenders, to the Administrative Borrower that the Post-Petition Loan Commitments have been terminated.

“Committee” means any statutory committee appointed in the Case.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Administrative Borrower, substantially in the form of Exhibit D hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrowers’ compliance with the financial covenants contained herein.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Administrative Borrower, substantially in the form of Exhibit C hereto.

“Control Agreement” is defined in Section 7.1.11.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Obligors, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA and Sections 414(m) and (o) of the Code for purposes of Section 412 of the Code.

“Credit Extension” means, the making of a Post-Petition Loan by a Post-Petition Lender.

“Debt Service” means, for any period, the amount of any repayment or prepayment of the principal of the Loans and any cash Interest Expense required to be paid thereon by the Borrowers for such period.

“Debtors” means the Parent, Chesapeake International Holding Company, Chesapeake Printing and Packaging Company, Chesapeake Pharmaceutical Packaging Company Inc., WTM I Company, Sheffield, Inc., Chesapeake Assets Company, Chesapeake Recycling Company, Chesapeake Display and Packaging Company, The Chesapeake Corporation of Virginia, Chesapeake Corporation (Wisconsin), Chesapeake Corporation (Massachusetts), Chesapeake Corporation (D.C.), Chesapeake Corporation (Illinois), Chesapeake Corporation (Louisiana), Chesapeake Forest Products Company, LLC, Cary St. Company, Delmarva Properties, Inc. and Stonehouse Inc.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” is defined in Section 4.11.

“Determination Date” is defined in Section 2.9.1.

“DIP Financing Orders” means the Interim Order and the Final Order.

“DIP Guaranty” means the Superpriority Debtor In Possession Priming Guaranty & Security Agreement, dated as of the Effective Date, substantially in the form of Exhibit K hereto, executed and delivered by an Authorized Officer of each Debtor, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrowers with the written consent of the Required Lenders (other than with respect to Items 1.1 and 1.2 thereof).

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Parent’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to another Subsidiary) in a single transaction or series of related transactions.

“Dollar” and the sign “$” mean the lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Other Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Other Currency on the most recent Determination Date.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Administrative Borrower.

“Dow Jones Market Screen 3740 or 3750” means the Reuters Screen LIBOR01 Page designated as “3740” or “3750” on the Dow Jones Market Service (or such other display page or service that the Administrative Agent may choose for the purpose of displaying British Bankers’ Association interest settlement rates for Dollars or Other Currency).

“EBITDA” means, with respect to the Borrowers and their Subsidiaries on a consolidated basis, for any applicable period, the sum of

(a) Net Income for such period, plus

(b) to the extent deducted in determining Net Income, and without duplication, the sum of (i) amounts attributable to amortization, (ii) income Tax expense, (iii) Interest Expense and (iv) depreciation of assets and other non-cash charges, in each case for such period, minus

(c) any non-recurring gains (and plus non-recurring losses, including in the case of Fiscal Year end 2008, costs related to the global cost savings program and consulting fees related to current process improvement projects in an amount not to exceed $20,000,000 in the aggregate) during such period.

In connection with any calculation of “EBITDA” required to determine compliance with Section 7.2.4(a), the exchange rates to be used for such calculation shall be as follows: (i) $1.60/£1.00 and (ii) $1.30/€1.00.

“Effective Date” means the date this Agreement becomes effective pursuant to Sections 5.1 and 10.9.

“Eligible Assignees” means each Lender, any Affiliate of a Lender, any commercial bank, commercial finance company or other financial institution, any fund that invests in loans (including any Related Fund) in the ordinary course of its business and any other Person approved in writing by the Administrative Agent other than direct competitors of a Borrower identified by such Borrower in writing and acknowledged by the Administrative Agent.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to Sections of ERISA also refer to any successor Sections thereto.

“Euro” and the sign “€” means the single currency of the Member States of the European Union that have adopted such currency as their currency in accordance with the legislations of the European Union relating to the European Economic and Monetary Union.

“Event of Default” is defined in Section 8.1.

“Excess Cash Flow” means, for any Fiscal Quarter, the excess (if any), of

(a)           EBITDA for such Fiscal Quarter

over

(b)           the sum (for such Fiscal Quarter), without duplication, of (i) Debt Service actually paid in cash by the Parent and its Subsidiaries, (ii) Interest Expense actually paid in cash by the Parent and its Subsidiaries, (iii) all income taxes actually paid in cash by the Parent and its Subsidiaries, (iv) Capital Expenditures actually made by the Parent and its Subsidiaries, (v) Restricted Payments made on Capital Securities of the Parent in cash pursuant to Section 7.2.6 and (vi) principal amortization payments on Indebtedness.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Borrower” and “Existing Borrowers” are defined in the preamble.

“Existing Credit Agreement” is defined in the first recital.

“Existing Lender Exemption Certificate” is defined in clause (a)(v) of Section 4.6.

“Existing Lenders” is defined in the first recital.

“Existing Letters of Credit” is defined in the first recital.

“Existing Loan Note” means, a joint and several promissory note of the Borrowers payable to any Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Existing Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Existing Loans” is defined in the first recital.

“Existing Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Existing Borrowers arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during, or which would have accrued but for, the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Existing Loans.

“Existing Other Currency Lender” means each Lender that has either outstanding Existing Other Currency Loans or existing participations in Existing Other Currency Loans.

“Existing Other Currency Loans” is defined in the first recital.

“Existing Revolving Loans” is defined in the first recital.

“Existing Subsidiary Guaranty”  means the Amended and Restated Subsidiary Guaranty, dated as of February 23, 2004, attached as Exhibit H-1 hereto, as amended by Amendment No. 1 and as further amended, supplemented, amended and restated or otherwise modified from time to time.

“Exit Financing Condition” means all of the Existing Lenders, the Purchasers, the Borrowers and the Parent shall have agreed in writing on terms and conditions for the restructuring of the Existing Loans in connection with a 363 Sale contemplated by the 363 Asset Purchase Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain confidential letter, dated as of November 24, 2008, among Wachovia and the Parent, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time by the parties thereto.

“Field Group Pension Plan” means the pension scheme known as the Field Group Pension Plan currently governed in accordance with a definitive deed and rules dated April 4, 2006 (as amended from time to time).

“Final Order” has the meaning specified in Section 5.2.1.

“First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days after the Petition Date or based on motions filed on the Petition Date.

“Fiscal Month” means a month ending on the date set forth on Schedule IV hereto corresponding to the last day of each period for each applicable Fiscal Year.

“Fiscal Quarter” means a quarter ending on the date set forth on Schedule IV hereto corresponding to the last day of the 3rd, 6th, 9th or 12th period for each applicable Fiscal Year.

“Fiscal Year” means any 12 periods beginning and ending on the dates set forth on Schedule IV hereto; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2008 Fiscal Year”) refer to the Fiscal Year ending on the last day of the 12th period of such calendar year.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of any Obligor or any member of the Controlled Group, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Foreign Pension Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of any Obligor or any member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Material” means

(a) any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Immaterial Subsidiary” means each Subsidiary of the Parent that (a) accounted for no more than 5% of the consolidated gross revenues of the Parent and its Subsidiaries, (b) has assets which represent no more than 5% of the consolidated gross assets of the Parent and its Subsidiaries, in each case, as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to clause (a) of Section 7.1.1, financial statements have been, or are required to have been, delivered by the Parent or (c) has been identified as such on Item 1.1 of the Disclosure Schedule (“Immaterial Subsidiaries”), as such Item is updated from time to time with prior notice to the Administrative Agent.

“Inactive Subsidiary” means each Subsidiary listed on Item 1.2 of the Disclosure Schedule (“Inactive Subsidiaries”), as such Item is updated from time to time with prior notice to the Administrative Agent.

“include” and “including” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net liabilities of such Person under all Hedging Obligations;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person, and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) obligations arising under Synthetic Leases; and

(h) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Intercreditor Agreement” means the Intercreditor Agreement by and between the Administrative Agent, the Existing Lenders, the Post-Petition Lenders and the Borrowers, in the form of Exhibit M hereto.

“Interest Expense” means, for any applicable period, the aggregate interest expense (both accrued and paid, and net of interest income paid during such period to the Parent and its Subsidiaries) of the Parent and its Subsidiaries for such period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date, with respect to Existing Loans, one, two, three or six months, and with respect to Post-Petition Loans, one month, thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month) as the Administrative Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided that (a) the Administrative Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than eight different dates; (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and (c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Interim Order” is defined in Section 5.1.14.

“Interim Order Amount” is defined in Section 5.1.14.

“Investment” means, relative to any Person,

(a) any loan, advance or extension of credit made by, or Contingent Liability entered into by, such Person to or for the benefit of any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; and

(b) any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Issuer” means the Administrative Agent in its capacity as Issuer of the Existing Letters of Credit.

“Judgment Currency” is defined in Section 10.17.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit E hereto.

“Lenders” is defined in the preamble (and includes any Person that becomes a Lender pursuant to Section 10.12.1).

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any

Lender, the Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Parent or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Parent’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

(b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.13;

(c) any violation or claim of violation by the Parent or any of its Subsidiaries of any Environmental Laws; or

(d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Parent or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Parent or any of its Subsidiaries.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Existing Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“LIBO Rate” means, relative to any Interest Period, either (a) the rate of interest per annum determined by the Administrative Agent (rounded upward to the nearest 1/16 of 1%) appearing on, in the case of Dollars, the Dow Jones Market Screen 3740 or 3750 and, in the case of Other Currency, the appropriate page of the Reuters screen which displays British Bankers Association Interest Settlement Rates for deposits in the relevant Other Currency (or, in each case, such other page or service as may replace such page on such system or service for the purpose of displaying such rates) (or, in each case, if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the nearest 1/16 of 1%) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent’s LIBO Rate Loan and for a period approximately equal to such Interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered deposits in such currency at or about 11:00 A.M. London, England time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBO Rate Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein, and in an amount comparable to the amount of its LIBO Rate Loan to be outstanding during such Interest Period.  Notwithstanding the calculation of LIBO Rate set forth herein, commencing with the Effective Date with respect to Post-Petition Loans and commencing with September 28, 2008 with respect to Existing Loans and Existing Letters of Credit, and continuing through and including the Termination Date and for all purposes under the Loan Documents, if the calculation of the LIBO Rate in accordance with the foregoing results in a LIBO Rate that is less than 3.5%, then the LIBO Rate shall be deemed to be 3.5% and such rate shall remain in effect until such time as the LIBO Rate, as calculated in accordance with the foregoing, is greater than 3.5%.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period,

(a) which is denominated in Dollars, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate
1.00 - LIBOR Reserve Percentage

(b) in the case of an Existing Other Currency Loan and any Sterling Post-Petition Loan, which is denominated in Sterling or Euros (and funded by the Lenders in the United Kingdom), a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate + Additional Costs

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Administrative Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan” means, as the context may require, an Existing Revolving Loan, an Existing Other Currency Loan, a Sterling Post-Petition Loan or a Post-Petition Loan.

“Loan Documents” means, collectively, this Agreement (including any documentation, agreements or other instruments entered into in order to effect the security interests contemplated in Section 7.1.9 or any amendments to this Agreement), the Existing Letters of Credit, the Notes, the Intercreditor Agreement, the DIP Financing Orders, the Fee Letter, the Existing Subsidiary Guaranty, the Non-U.S. Security Documents, the Non-U.S. Subsidiary Guaranty, the DIP Guaranty, each Pledge Agreement, each Security Agreement, each other agreement pursuant to which the Administrative Agent is granted a Lien to secure any Obligations and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Material Adverse Effect” means a material adverse effect on (a) the assets, business, condition (financial or otherwise), operations, liabilities, debt service capacity, performance, properties or prospects of any Borrower, the Parent and its Subsidiaries taken as a whole (other than (x) in connection with the commencement of the Case and (y) all events that have been disclosed in any public filing with the SEC or to the Lenders on or prior to the Petition Date), (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.

“Material Obligor” means each Obligor that is not an Immaterial Subsidiary, but shall include the Subsidiary Guarantors and each Pledged Subsidiary.

“Material Subsidiary” means any Subsidiary of the Parent that is not (a) an Inactive Subsidiary or (b) an Immaterial Subsidiary.

“Merge” means for any Person to liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Obligor or any member of a Controlled Group is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards (including over funding of any ERISA plan) received by the Parent and its Subsidiaries in connection with such Casualty Event, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Permitted Lien on the property which is the subject of such Casualty Event.

“Net Debt Proceeds” means, with respect to the sale or issuance by the Parent or any of its Subsidiaries to any Person of any Indebtedness permitted hereunder or otherwise permitted by the Required Post-Petition Lenders in writing, the excess of (a) the gross cash proceeds received by the Parent or such Subsidiary from such sale or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance that have not been paid to Affiliates of the Parent or any of its Subsidiaries; provided however that the following shall be deemed not to be “Net Debt Proceeds”: (x) the proceeds of any issuance or other incurrence of purchase money Indebtedness by the Parent or any of its Subsidiaries if the net proceeds thereof shall have been used by the Parent or such Subsidiary to purchase fixed assets subject to and in accordance with Section 7.2.3 and Section 7.2.4(b), or (y) the proceeds of any other issuance of Indebtedness permitted hereunder or otherwise permitted in writing by the Required Post-Petition Lenders if the net proceeds thereof shall have been used to refinance Indebtedness permitted hereunder.

“Net Disposition Proceeds” means, with respect to any Disposition of any assets of the Parent or any of its Subsidiaries permitted pursuant to Section 7.2.9, the excess of (a) the gross cash proceeds received by the Parent or such Subsidiary from such Disposition, over (b) the sum of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Permitted Disposition that have not been paid to Affiliates of the Parent or any of its Subsidiaries, and (ii) all Taxes actually paid or estimated by the Borrowers (in good faith) to be payable in cash in connection with such Permitted Disposition, but Net Disposition Proceeds shall include the excess, if any, of the estimated taxes payable in connection with such Disposition over the actual amount of taxes paid, immediately after the payment of such taxes.

“Net Equity Proceeds” means with respect to the sale or issuance by the Parent or any of its Subsidiaries of any of its Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of (a) (i) the gross cash proceeds received by the Parent or such Subsidiary from such sale, issuance or exercise less (ii) the gross cash proceeds received by the Parent or such Subsidiary from such sale, issuance or exercise pursuant to any employee benefit plan offered by the Parent or such Subsidiary over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance that have not been paid to Affiliates of the Parent or any of its Subsidiaries in connection therewith.

“Net Income” means, for any period, the aggregate of all amounts (including all amounts in respect of any extraordinary gains and including extraordinary losses) that would be included as net income on the consolidated financial statements of the Parent and its Subsidiaries for such period.

“Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by a Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-U.S. Existing Lender” means any Existing Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Non-U.S. Post-Petition Lender” means any Post-Petition Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Non-U.S. Obligations” means all Obligations, including the U.K. Obligations, of the Non-U.S. Obligors arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, interest (including interest accruing during, or which would have accrued but for, the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding), indemnities on the Loans borrowed by each U.K. Borrower and solely for the purposes of calculating the amount of the Non-U.S. Obligations, the amount of all loans or Investments made by the Parent to or in each Non-U.S. Obligor in accordance with clause (e)(i) of Section 7.2.2 and clause (e) of Section 7.2.5 made with the proceeds of Loans.  Notwithstanding anything to the contrary contained herein, the Non-U.S. Obligations shall not include any Existing Loans and Credit Extensions actually made to any Person that is a Parent.

“Non-U.S. Obligor” means the U.K. Borrowers and each other Non-U.S. Subsidiary executing a Loan Document.

“Non-U.S. Security Documents” means the security documents listed on Schedule VI hereto, and any other Collateral Document entered into by a Non-U.S. Obligor which creates a Lien in favor of the Administrative Agent over the Capital Securities or other assets of a Non-U.S. Subsidiary.

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Non-U.S. Subsidiary Guaranty ” means the Non-U.S. Subsidiary Guaranty, dated as of the Effective Date, substantially in the form of Exhibit G hereto, executed and delivered by each Non-U.S. Subsidiary party thereto, as amended, supplemented, amended and restated or otherwise modified form time to time.

“Notes” means the Existing Loan Notes and the Post-Petition Loan Notes.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during, or which would have accrued but for, the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.

“Obligor” means, as the context may require, each Borrower and each other Person (other than a Secured Party) obligated under any Loan Document.

“Organic Document” means, relative to any Obligor, as applicable, its articles or certificate of incorporation, by-laws, memorandum of association, articles of association, certificate of change of name, certificate of partnership, partnership agreement, articles or organization, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Original Credit Agreement” is defined in the preamble.

“Other Currency” means Sterling and Euros.

“Other Person” is defined in the definition of “Subsidiary”.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Parent” is defined in the preamble.

“Participant” is defined in Section 10.12.2.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Obligors or any corporation, trade or business that is, along with the Obligors, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, (a) with respect to Existing Revolving Loans, the applicable percentage relating to Existing Revolving Loans set forth opposite its name on Schedule II hereto under the Existing Revolving Loan column or set forth in a Lender Assignment Agreement under the Existing Revolving Loan column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.12.1, and (b) with respect to Post-Petition Loans, the applicable percentage relating to Post-Petition Loans set forth opposite its name on Schedule II hereto under the Post-Petition Loan Commitment column or set forth in a Lender Assignment Agreement under the Post-Petition Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.12.1.

“Permitted Liens” is defined in Section 7.2.3.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” is defined in the preamble.

“Pledge Agreement” means , as the context may require, the U.K. Deed and any other agreement pursuant to which the Administrative Agent is granted a Lien on Capital Securities.

“Pledged Account Bank” is defined in Section 7.1.11.

“Pledged Subsidiary” means each Subsidiary in respect of which the Administrative Agent has been granted a security interest in or a pledge of any of the Capital Securities of such Subsidiary.

“Post-Petition Borrowers” means the U.K. Borrowers solely in their capacity as borrowers of the Post-Petition Loans.

“Post-Petition Lender” is defined in clause (a) of 2.1.1.

“Post-Petition Lender Exemption Certificate” is defined in clause (b)(v) of Section 4.6.

“Post-Petition Loan Note” means, a joint and several promissory note of the Post-Petition Borrowers payable to any Post-Petition Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Post-Petition Borrowers to such Post-Petition Lender resulting from outstanding Post-Petition Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Post-Petition Loan Commitment” means, relative to any Post-Petition Lender, such Post-Petition Lender’s obligation (if any) to make Post-Petition Loans pursuant to clause (a) of Section 2.1.1.

“Post-Petition Loan Commitment Amount” means, on any date, the Dollar Equivalent of $37,100,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Post-Petition Loan Commitment Termination Date” means the earliest to occur of:

(a) May 31, 2009;

(b) 40 days after the Petition Date, if a Final Order has not been entered by such date;

(c) the date of substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a Reorganization Plan that is confirmed pursuant to an order entered by the Bankruptcy Court;

(d) the date of the consummation of the 363 Sale;

(e) the date on which the Post-Petition Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(f) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Post-Petition Loan Commitments shall terminate automatically and without any further action.

“Post-Petition Loans” is defined in clause (a) of Section 2.1.1.

“Post-Petition Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Post-Petition Borrowers arising under or in connection with a Loan Document in respect of the Post-Petition Loans and the principal of and premium, if any, and interest (including interest accruing during, or which would have accrued but for, the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Post-Petition Loans.

“Pre-Petition Debt” means Indebtedness of the Borrowers existing prior to the Effective Date.

“Pre-Petition Revolving Loan Commitment Termination Date” means the Petition Date.

“Proposed Sale Assets” means substantially all of the assets of the Parent, the outstanding Capital Securities of the direct, first-tier Non-U.S. Subsidiaries and intercompany obligations of any Non-U.S. Subsidiaries owed to the Parent or any of its U.S. Subsidiaries, except to the extent any assets are expressly designated as excluded assets by the proposed purchasers.

“Purchasers” has the meaning set forth in the 363 Asset Purchase Agreement.

“Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements entered into by the Parent or any of its Subsidiaries under which the counterparty of such agreement is (or at the time of such agreement, was) a Lender or an Affiliate of a Lender.

“Recovery Plan” means the recovery plan in place from time to time in relation to the Chesapeake Plc Group Pension Plan prepared in accordance with the requirements of section 226 Pensions Act 2004.

“Register” is defined in clause (b)(i) of Section 2.8.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Related Fund” means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans and whose decisions relating to such loans are controlled (by contract or otherwise) by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means a “release”, as such term is defined in CERCLA.

“Reorganization Plan” shall mean a Chapter 11 plan of reorganization in the Case.

“Required Lenders” means (a) at any time that there is more than one Lender and any Lender holds greater than 50% of the Total Exposure Amount, such Lender plus one other Lender, and (b) at any other time, Lenders holding greater than 50% of the Total Exposure Amount.

“Required Post-Petition Lenders” means (a) at any time that there is more than one Post-Petition Lender and any Post-Petition Lender holds greater than 50% of the Total Post-Petition Exposure Amount, such Post-Petition Lender plus one other Post-Petition Lender, and (b) at any other time, Post-Petition Lenders holding greater than 50% of the Total Post-Petition Exposure Amount.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Parent or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Parent or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Parent or any Subsidiary or otherwise.

“Revolving Loan Lender” means each Lender that has outstanding Existing Revolving Loans.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale Motion” is defined in Section 7.1.12.

“Sale Order” is defined in Section 7.1.12.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Issuer, the Administrative Agent, each Lender or Affiliate of a Lender in its capacity as a party to a Rate Protection Agreement and (in each case) each of their respective successors, transferees and assigns.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of February 23, 2004, executed and delivered by an Authorized Officer of the Parent and each U.S. Subsidiary party thereto, attached as Exhibit J hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Senior Subordinated Notes” means, collectively, the Senior Subordinated Notes due 2011 and the Senior Subordinated Notes Due 2014.

“Senior Subordinated Notes Due 2011” means the Parent’s 10 3/8% Senior Subordinated Notes due 2011 in an original stated amount of £115,000,000.

“Senior Subordinated Notes Due 2014” means the Parent’s 7.00% Senior Subordinated Notes due 2014 in an original stated amount of €100,000,000.

“Senior Subordinated Notes Documents” means the Indenture, dated as of November 19, 2001, between The Bank of New York, as trustee, and the Parent, each supplement thereto, the form of the Senior Subordinated Notes due 2014, each supplement thereto, the Indenture dated as of December 8, 2004, between US Bank, as trustee (assignee of Wachovia Bank, National Association), and the Parent, each supplement thereto, the Senior Subordinated Notes Due 2011, and the Senior Subordinated Notes Due 2014, in each case, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Sharing Agreements” means (a) the Activities Agreement, dated as of November 12, 1987, among the Parent and various Subsidiaries and (b) the Services Agreement, dated as of December 31, 1997, among the Parent and various Subsidiaries; in each case, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Significant Subsidiary” means each Subsidiary of the Parent  acquired or organized subsequent to the Effective Date that, after giving pro forma effect thereto, (a) accounts for at least 2% of the consolidated gross revenues of the Parent and its Subsidiaries or (b) has assets that represent at least 2% of the consolidated gross assets of the Parent and its Subsidiaries.

“Spot Rate” for any Other Currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such Other Currency with Dollars through its foreign exchange trading office at approximately 9:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Stalking Horse Bid” is defined in Section 5.1.17(b).

“Stated Amount” means, on any date and with respect to a particular Existing Letter of Credit, the total amount then available to be drawn under such Existing Letter of Credit.

“Stated Maturity Date” means (a) with respect to the Existing Loans and the Existing Letters of Credit, February 23, 2009 and (b) with respect to the Post-Petition Loans, May 31, 2009.

“Sterling” and “£” mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Sterling Post-Petition Lenders” means each Post-Petition Lender that has a Post-Petition Loan Commitment and makes Sterling Post-Petition Loans.

“Sterling Post-Petition Loan Commitment” is defined in clause (b) of Section 2.1.1.

“Sterling Post-Petition Loan Commitment Amount” means, on any date, the Dollar Equivalent of $37,100,000, as such amount has been from the Effective Date and may be reduced from time to time pursuant to Section 2.2.

“Sterling Post-Petition Loans” is defined in clause (b) of Section 2.1.1.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (“Other Person”) of which more than 50% of the Voting Securities of such Other Person (irrespective of whether at the time Capital Securities of any other class or classes of such Other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.  Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a direct or indirect Subsidiary of the Parent.

“Subsidiary Guarantor” means each Subsidiary of the Parent that has executed and delivered to the Administrative Agent the Existing Subsidiary Guaranty.

“Superpriority Claim” shall mean a claim against the Debtors in the Case that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any Sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income Tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means any and all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Existing Letters of Credit have been terminated, expired or Cash Collateralized and all Post-Petition Loan Commitments shall have permanently terminated.

“363 Asset Purchase Agreement” means an Asset Purchase Agreement dated as of December 29, 2008 by and among the Sellers and the Purchasers named therein and in the form approved by the Administrative Agent pursuant to Section 5.1.17.

“363 Sale” means the sale to the Purchasers of the Proposed Sale Assets, pursuant to the 363 Asset Purchase Agreement or such other sale agreement approved by the Bankruptcy Court pursuant to the Bid Procedures.

“Total Post-Petition Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Post-Petition Loans and the unfunded amount of the Post-Petition Loan Commitments.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Post-Petition Loan Commitments.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.K. Acquisitions” means Chesapeake U.K. Acquisitions Plc, a public limited company incorporated under the laws of England and Wales.

“U.K. Borrower” is defined in the preamble.

“U.K. Deed” means the deed of charge and memorandum of deposit dated February 23, 2004, among the Parent, Chesapeake International, UK Holdings, U.K. Acquisitions, Boxmore, Chesapeake Plc and the Administrative Agent, attached as Exhibit I hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“UK Holdings” is defined in the preamble.

“U.K. Pre-Petition Obligations” means the U.K. Obligations relating to the Pre-Petition Debt.

“U.K. Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the U.K. Borrowers and their Subsidiaries arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, interest (including interest accruing during, or which would have accrued but for, the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding), indemnities on the Loans borrowed by each U.K. Borrower and solely for the purposes of calculating the amount of the U.K. Obligations, the amount of all loans or Investments made by the Parent to or in each Non-U.S. Obligor in accordance with clause (e) of Section 7.2.2 and clause (e) of Section 7.2.5 made with the proceeds of Loans.  Notwithstanding anything to the contrary contained herein, the U.K. Obligations shall not include any Existing Loans and Credit Extensions actually made to any Person that is a Parent.

“U.K. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of England and Wales or Northern Ireland.

“United States” or “U.S.” means, the United States of America, its fifty states and the District of Columbia.

“U.S. Obligor” means the Parent and each Subsidiary Guarantor.

“U.S. Subsidiary” means any Subsidiary of the Parent organized in the United States.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wachovia” is defined in the preamble.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Parent.

Section 1.2. Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule, and each notice and other communication delivered from time to time in connection with any Loan Document.

Section 1.3. Cross-References.  Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4. Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for (a) changes concurred in by the Parent’s independent public accountants and (b) goodwill impairment charges and fixed asset impairment charges) with the most recent audited consolidated financial statements of the Parent and its Subsidiaries delivered to the Lenders (“GAAP”); provided, however, that, if the Parent notifies the Administrative Agent that it wishes to amend any covenant in Section 7.2.4, the definition of Adjusted EBITDA, EBITDA, Capital Expenditure, Excess Cash Flow, Net Income, Interest Expense, clauses (a)(v),  (vi) and (vii) of Section 3.1.1 or clauses (b)(v), (vi), (vii) and (viii) of Section 3.1.1 to eliminate the effect of any change in GAAP on the operation of such covenant, definition or clause (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend any such covenant, definition or clause for such purpose), then the Borrowers’ compliance with such covenant shall be determined, and such definitions and clauses shall be applied, on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant, definition or clause is amended in a manner satisfactory to the Borrowers and the Required Lenders.  Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent and its Subsidiaries, in each case without duplication.

Section 1.5. Parent as Sole Agent for Borrowers.  Without prejudice to any requirement under applicable local law that a Borrower itself issues notices and instructions or carries out actions, each Borrower hereby irrevocably appoints the Parent as the sole agent and attorney-in-fact (in such capacity, the “Administrative Borrower”) for all Borrowers and authorizes the Parent (i) to provide the Administrative Agent with all notices and instructions under this Agreement and the other Loan Documents and (ii) to take such action as Parent deems appropriate on its behalf to obtain the Post-Petition Loans under this Agreement and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  Each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent and Lender and hold the Administrative Agent and Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Administrative Agent or Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of the Lenders relying on any instructions or other actions of the Administrative Borrower, except that Borrowers will have no liability to the Administrative Agent or Lender under this Section 1.5 with respect to any liability that has resulted solely from the gross negligence or willful misconduct of the Administrative Agent or Lender, as the case may be.

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE

PROCEDURES, NOTES AND EXISTING LETTERS OF CREDIT

Section 2.1. Existing Loans and Existing Letters of Credit.  The parties hereto acknowledge that the Pre-Petition Revolving Loan Commitment Termination Date will occur on the Petition Date.  Notwithstanding such termination,  the Lenders and the Issuer severally agree to the continuation of Existing Loans and Existing Letters of Credit on the terms and subject to the conditions set forth herein.

Section 2.1.1.	Post-Petition Loan Commitments. From time to time on any Business Day occurring from and after the Effective Date,

(a) each Lender that has a Post-Petition Loan Commitment (referred to as a “Post-Petition Lender”) agrees that it will make loans (relative to such Lender, its “Post-Petition Loans”) in Dollars to the Post-Petition Borrowers equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Post-Petition Loans requested by the Administrative Borrower to be made on such day;

(b) each Sterling Post-Petition Lender agrees that it will make loans (its “Sterling Post-Petition Loans”) in Sterling to the U.K. Borrowers equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Sterling Post-Petition Loans requested by the Administrative Borrower to be made on such day.  The Commitment of each Sterling Post-Petition Lender described in this clause is herein referred to as its “Sterling Post-Petition Loan Commitment”.

On the terms and subject to the conditions hereof, the Post-Petition Borrowers may from time to time borrow, prepay and reborrow Post-Petition Loans.  No Post-Petition Lender may make any Post-Petition Loan if, after giving effect thereto, (a) the aggregate outstanding principal amounts of all Post-Petition Loans of such Post-Petition Lender, plus such Post-Petition Lender’s Percentage of the aggregate outstanding principal amount of all Sterling Post-Petition Loans, would exceed such Post-Petition Lender’s Percentage of the then existing Post-Petition Loan Commitment Amount, and (b) outstanding principal amounts of all Post-Petition Loans made to UK Holdings would exceed $30,000,000.

Additionally, no Sterling Post-Petition Lender may make any Sterling Post-Petition Loans if, after giving effect thereto, unless otherwise agreed to by such Sterling Post-Petition Lender, in its sole discretion, the sum of the aggregate outstanding principal amount of all Sterling Post-Petition Loans and Post-Petition Loans made by such Sterling Post-Petition Lender would exceed the Sterling Post-Petition Lender’s Percentage of the then existing Post-Petition Loan Commitment Amount.

Section 2.1.2.	[Reserved].

Section 2.1.3.	[Reserved].

                       Section 2.2.   Reduction of the Post-Petition Commitment Amount.  The Post-Petition Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2.

                      Section 2.2.1. Optional Reductions of Post-Petition Loan Commitment Amount.  The Administrative Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the unused amount of any Post-Petition Loan Commitment Amount on the Business Day so specified by the Administrative Borrower; provided, however, that all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of any Post-Petition Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000.  Any reduction of the Post-Petition Loan Commitment Amount shall result in a Dollar for Dollar reduction in the Sterling Post-Petition Loan Commitment Amount.

Section 2.2.2.	Mandatory Reductions of Post-Petition Loan Commitment Amount.

(a) The Post-Petition Loan Commitment Amount shall be automatically and permanently reduced on the Post-Petition Loan Commitment Termination Date to zero.

(b) The Post-Petition Loan Commitment Amount shall be automatically and permanently reduced on any date on which a prepayment is made pursuant to Section 3.1.1(a)(vi) by an amount equal to the aggregate principal amount of such prepayment.

                      Section 2.3. Borrowing Procedures for Post-Petition Loans. Post-Petition Loans shall be made by the Lenders in accordance with Section 2.3.1.

                      Section 2.3.1. Borrowing Procedure for Post-Petition Loans.  In the case of Post-Petition Loans, by delivering a Borrowing Request to the Administrative Agent on or before 11:00 a.m. (which shall be London time, in the case of Sterling Post-Petition Loans) on a Business Day, the Administrative Borrower may from time to time irrevocably request on behalf of any Post-Petition Borrower, (a) on the same Business Day’s notice in the case of Base Rate Loans, (b) on at least three Business Days’ notice in the case of LIBO Rate Loans denominated in Dollars and (c) on at least four Business Days notice in the case of LIBO Rate Loans denominated in Sterling, and in any such case not more than five Business Days’ notice, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of the Dollar Equivalent of $1,000,000 and an integral multiple of the Dollar Equivalent of $500,000, in the case of Base Rate Loans, in a minimum amount of the Dollar Equivalent of $1,000,000 and an integral multiple of the Dollar Equivalent of $500,000 or, in either case, in the unused amount of the Post-Petition Loan Commitment.  On the terms and subject to the conditions of this Agreement, each Borrowing Request shall be comprised of the type of the Post-Petition Loans, and shall be made on the Business Day, specified in such Borrowing Request.  In the case of (x) Post-Petition Loans denominated in Dollars, on or before 2:00 p.m. on such Business Day and (y) Post-Petition Loans denominated in Sterling, by such time as the Administrative Agent may determine to be necessary for such funds to be credited on such date in accordance with normal banking practices in the place of payment, each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the applicable Post-Petition Borrower by wire transfer to the accounts the Administrative Borrower shall have specified in the Borrowing Request.  No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.  The Dollar Equivalent of any Post-Petition Loan denominated in Sterling shall be determined in accordance with Section 2.9.

Section 2.3.2.	[Reserved].

Section 2.3.3.	[Reserved].

                       Section 2.4. Continuation and Conversion Elections Applicable to All Loans.  By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Administrative Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of the Dollar Equivalent of $1,000,000 and an integral multiple of the Dollar Equivalent of $500,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.  Loans can only be continued or converted in the currency that such Loans were made on the date of such Borrowing.

                       Section 2.5. Funding Applicable to All Loans.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.  In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

                      Section 2.6. Existing Letters of Credit.

                     Section 2.6.1 Other Lenders' Participation.  Each Revolving Loan Lender (other than the Issuer) is deemed to have irrevocably purchased, to the extent of its Percentage of Existing Revolving Loans, a participation interest in each Existing Letter of Credit (including the Contingent Liability of the Issuer and the Issuer’s right to receive payment of any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its Percentage of Existing Revolving Loans, be responsible for reimbursing within one Business Day the Issuer for any Disbursement which has not been reimbursed by the Borrowers in accordance with Section 2.6.3 or which have been required to be returned or disgorged by the Issuer to the Administrative Agent.  In addition, such Revolving Loan Lender shall, to the extent of its Percentage of Existing Revolving Loans, be entitled to receive a ratable portion of the Existing Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Existing Letter of Credit and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation.  To the extent that any Revolving Loan Lender has reimbursed the Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrowers or otherwise) in respect of such Disbursement.

                       Section 2.6.2. Disbursements.  The Issuer will notify the Administrative Borrower, the applicable Borrower and the Administrative Agent promptly of the presentment for payment of any Existing Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”).  Subject to the terms and provisions of such Existing Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Existing Letter of Credit.  Prior to 11:00 a.m. on the first Business Day following the Disbursement Date, the Borrowers will reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Existing Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Existing Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement.  Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Existing Letter of Credit, the Borrowers hereby acknowledge and agree (subject to Sections 3.3.4 and 4.10.6 of this Agreement) that they shall be obligated, jointly and severally, to reimburse the Issuer upon each Disbursement of an Existing Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Existing Letter of Credit issued hereunder (whether the account party on such Existing Letter of Credit is any Borrower or a Subsidiary Guarantor).

                        Section 2.6.3.Reimbursement.  The obligation (a “Reimbursement Obligation”) of the Borrowers under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse the Issuer, each Revolving Loan Lender’s obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower or such Revolving Loan Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Existing Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Existing Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation, in the case of the Borrowers or such Lender has paid its Percentage of such Disbursement, nothing herein shall adversely affect the right of such Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under an Existing Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

                      Section 2.6.4.  Deemed Disbursements.  Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Administrative Borrower of the obligations of the Borrowers under this Section 2.6.4, following the occurrence and during the continuation of any other Event of Default,

(a) the aggregate Stated Amount of all Existing Letters of Credit shall, without demand upon or notice to any Borrower or any other Person, be deemed to have been paid or disbursed by the Issuer of such Existing Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b) the Borrowers shall be immediately obligated (subject to Sections 3.3.4 and 4.10.6 of this Agreement) to reimburse the Issuer for the amount deemed to have been so paid or disbursed by the Issuer.

Amounts payable by the Borrowers pursuant to this Section 2.6.4 shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations.  When all Defaults giving rise to the deemed disbursements under this Section 2.6.4 have been cured or waived the Administrative Agent shall return to the applicable Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section 2.6.4 which have not been applied to the satisfaction of the Reimbursement Obligations.

                      Section 2.6.5.  Nature of Reimbursement Obligations. Each Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Existing Letter of Credit by the beneficiary thereof.  The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Existing Letter of Credit or any document submitted by any party in connection with the application for and issuance of an Existing Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign an Existing Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under an Existing Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under an Existing Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Revolving Loan Lender hereunder.  In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put the Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be.  In any event, if the Issuer notifies the applicable Obligor that a draw under an Existing Letter of Credit is to be made and such Obligor fails to object with specificity in writing to such draw by the close of business on the date such notice is received by such Obligor, all Obligors shall be deemed to have waived any objection to the same.

Section 2.7. [Reserved].

Section 2.8. Register; Notes.  (a)  Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  In the case of a Lender that does not request, pursuant to clause (b)(ii) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrowers, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrowers absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of any Obligor.

(b) (i)  Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this clause (b), to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.12.1.  Failure to make any recordation, or any error in such recordation, shall not affect any Borrower’s obligation in respect of such Loans.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (ii) below, the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary.  A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register.  Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the Assignor Lender and the compliance by the parties thereto with the other requirements of Section 10.12.1.  No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section 2.8.

(ii)           Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender, as applicable, a Note payable to the order of such Lender in a minimum stated principal amount denominated in Dollars equal to such Lender’s Percentage of the applicable original Commitment Amount; provided, however, that all Notes shall be in a minimum stated principal amount denominated in Dollars equal to such Lender’s Percentage of the original Existing Revolving Loans or Post-Petition Loan Commitment, as the case may be, multiplied by 105%.  Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the type of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby.  Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on such Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

                      Section 2.9. Multi-Currency Loans.

                      Section 2.9.1. Determination of Dollar Equivalents.  The Administrative Agent will determine the Dollar Equivalent amount with respect to any (a) LIBO Rate Loan that is a Sterling

Post-Petition Loan as of the requested Borrowing date and as of the earlier of (i) any requested continuation date or (ii) ninety days after the Borrowing date of any outstanding LIBO Rate Loans that is a Sterling Post-Petition Loan, (b) outstanding LIBO Rate Loans that are Sterling Post-Petition Loans as of such dates as may be requested by the Required Lenders, but in no event more frequently than once a week and (c) any LIBO Rate Loan that is a Sterling Post-Petition Loan or an Existing Other Currency Loan denominated in Sterling with respect to calculations made under clauses (a), (b) and (c) of the definition of EBITDA, as of the date of such calculations (each such date under clause (a), (b) and (c), a “Determination Date”).  Any Existing Loan that is denominated in Sterling on the Petition Date shall for all purposes of the Loan Documents, remain denominated in Sterling and any repayment of the principal amount of such Existing Loan (notwithstanding any other provision of this Agreement) shall be made in Sterling; provided that Section 3.1.1(b)(iii) shall not apply for any Existing Loan denominated in Sterling.

                      Section 2.9.2. Notification of Availability.  In the event the Other Currency requested or elected by the Administrative Borrower to be continued is not available to the Administrative Agent, then the Administrative Agent shall, in the case of Sterling Post-Petition Loans, notify such Borrower no later than 3:30 p.m., one Business Day prior to the proposed Borrowings or proposed continuation.

                       Section 2.9.3. Consequences of Non-Availability. If the Administrative Agent notifies the Administrative Borrower pursuant to Section 2.9.2 that the Other Currency requested or elected by a requesting Borrower to be continued is not available, such notification shall (a) in the case of any Borrowing Request for a Sterling Post-Petition Loan, revoke such Borrowing Request and (b) in the case of any Continuation/Conversion Notice, result in the LIBO Rate Loans denominated in such Other Currency being automatically converted into LIBO Rate Loans denominated in Dollars for a one month Interest Period on the last day of the then current Interest Period with respect to such LIBO Rate Loans denominated in such Other Currency.

                      Section 2.9.4. Automatic Conversions. During the existence of an Event of Default, all outstanding Loans denominated in an Other Currency, except for any Existing Loan that is denominated in Sterling on the Petition Date, which shall remain denominated in Sterling, shall be redenominated and converted into their Dollar Equivalent of Base Rate Loans in Dollars on the last day of the Interest Period applicable to any such Loans.

                      Section 2.10   Limitations on Borrowing.  Notwithstanding anything set forth in this Agreement to the contrary, the aggregate amount of Post-Petition Loans that the Post-Petition Borrowers may borrow and have outstanding at any one time under the terms of this Agreement shall not exceed the Aggregate Available Post-Petition Amount at such time.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

                      Section 3.1. Repayments and Prepayments; Application.  Each Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

                       Section 3.1.1. Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each applicable Loan on the applicable Stated Maturity Date and the Borrowers shall Cash Collateralize all Letter of Credit Outstandings on the applicable Stated Maturity Date unless any such Existing Letter of Credit has been canceled.  Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) On any date prior to the payment in full of the Post-Petition Loans and termination of the Post-Petition Loan Commitments:

(i) From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Post-Petition Loans (any such prepayment of Post-Petition Loans shall be made pro rata among the Post-Petition Loans of the same type, and, if applicable, having the same Interest Period of all Lenders that have made such Post-Petition Loans); provided that (A) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (B) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000.

(ii) [Reserved].

(iii) On each Tuesday after the Petition Date and on or prior to the Termination Date, if the sum of the aggregate outstanding principal amount of the Dollar Equivalent of Post-Petition Loans and Sterling Post-Petition Loans determined as of the previous Friday exceeds the Aggregate Available Post-Petition Amount by at least $50,000, the Post-Petition Borrowers shall make a mandatory prepayment of Sterling Post-Petition Loans in an aggregate amount equal to such excess.

(iv) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(v) Within three Business Days following the receipt by the Borrowers or any of their respective Subsidiaries of any Net Casualty Proceeds from any Casualty Event, the aggregate amount of which is in excess of $1,000,000, the applicable Borrower(s) shall deliver to the Administrative Agent a calculation of the amount of such Net Casualty Proceeds, and apply such Net Casualty Proceeds to the prepayment of the outstanding principal amount of the Post-Petition Loans in accordance with Section 3.1.2;

(vi) Within three Business Days following the receipt by any of the Borrowers or any of their respective Subsidiaries of any Net Disposition Proceeds (other than Net Disposition Proceeds resulting from (A) a Disposition of inventory in the ordinary course of business consistent with past practice or (B) Dispositions of equipment or other assets in the ordinary course of business consistent with past practice the aggregate amount for which does not exceed $100,000), the applicable Borrower(s) shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds, and apply such Net Disposition Proceeds to the prepayment of the outstanding principal amount of the Post-Petition Loans in accordance with Section 3.1.2.

(vii) Within three Business Days after the receipt by any of the Borrowers or any of their respective Subsidiaries of any Net Debt Proceeds or Net Equity Proceeds, such Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds or Net Equity Proceeds, as the case may be, and apply such proceeds to the prepayment of the outstanding principal amount of the Post-Petition Loans in accordance with Section 3.1.2.

(b) On any date after the payment in full of the Post-Petition Loans and termination of the Post-Petition Loan Commitments:

(i) Existing Revolving Loans (any such prepayment of Existing Revolving Loans shall be made pro rata among the Existing Revolving Loans of the same type, tranche and, if applicable, having the same Interest Period of all Existing Lenders that have made such Existing Revolving Loans); provided that (A) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (B) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000.

(ii) [reserved].

(iii) Upon three Business Days’ notice from the Administrative Agent to the Administrative Borrower, in the event that the Administrative Agent shall have determined at any time (including on each date of the making of any Existing Loan and on the date of a Continuation/Conversion Notice with respect to any Existing Loan or at any other time periodically) that the aggregate principal amount of all Existing Revolving Loans outstanding (after converting, for calculation purposes, all such Existing Loans denominated in Other Currencies to their Dollar Equivalent on such date of determination), together with, if applicable, all Letter of Credit Outstandings, was in excess of 105% of $250,000,000 the Borrowers shall make a mandatory prepayment in an aggregate principal amount of such Existing Loans denominated in Other Currencies, such that the Dollar Equivalent of the outstanding principal amount of such Existing Loans, when added, if applicable, to the aggregate principal amount of all Existing Loans outstanding denominated in Dollars and all Letter of Credit Outstandings, do not exceed of $250,000,000.

(iv) Immediately upon any acceleration of the Stated Maturity Date of any Existing Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Existing Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(v) Within three Business Days following the receipt by the Borrowers (other than the Parent) or any of their respective Subsidiaries of any Net Casualty Proceeds from any Casualty Event, the aggregate amount of which is in excess of $1,000,000, the Administrative Borrower on behalf of the applicable Borrower(s) shall deliver to the Administrative Agent a calculation of the amount of such Net Casualty Proceeds, and apply such Net Casualty Proceeds to the prepayment of the outstanding principal amount of the Loans in accordance with Section 3.1.2; provided, however, that no such prepayment from such Net Casualty Proceeds shall be required under this clause if the Administrative Borrower informs the Administrative Agent in writing no later than 30 days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds of its or such Subsidiary’s good faith intention to apply such Net Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property and such Borrower or such Subsidiary in fact uses such Net Casualty Proceeds to rebuild or replace such assets or property within 180 days following the receipt of such Net Casualty Proceeds; provided further, however, that the amount of such Net Casualty Proceeds unused after such 180-day period shall be applied to the prepayment of the Loans pursuant to Section 3.1.2.  Notwithstanding the foregoing, at any time when any Default or Event of Default shall have occurred and be continuing, all Net Casualty Proceeds shall be deposited in an account maintained with the Administrative Agent (over which the Administrative Agent shall have a first priority perfected security interest) for, at the Administrative Agent’s discretion, (i) the prepayment of the Existing Loans in accordance with Section 3.1.2 or (ii) distribution to such

Borrower or such Subsidiary for such rebuilding or replacement whenever no Default or Event of Default is then continuing.

(vi) Within three Business Days following the receipt by any of the Borrowers or any of their respective Subsidiaries of any Net Disposition Proceeds (other than Net Disposition Proceeds resulting from a Disposition of inventory and equipment in the ordinary course of business consistent with past practice), the aggregate amount of which for all Borrowers is in excess of $1,000,000, the Administrative Borrower on behalf of the applicable Borrower(s) shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds, and apply such Net Disposition Proceeds to the prepayment of the outstanding principal amount of the Loans in accordance with Section 3.1.2.

(vii) On the day on which a Compliance Certificate is required to be delivered pursuant to clause (d) of Section 7.1.1 (with respect to the financial statements delivered pursuant to clauses (a) and (b) of Section 7.1.1) the Administrative Borrower shall deliver to the Administrative Agent a calculation of the Excess Cash Flow (if any) for the Fiscal Quarter last ended and make a mandatory prepayment of the Existing Loans in an amount equal to 50% of the Excess Cash Flow (if any) for such Fiscal Quarter, and the amount of such Excess Cash Flow shall be applied to the prepayment of the outstanding principal amount of the Existing Loans in accordance with Section 3.1.2.

(viii) Within three Business Days after the receipt by any of the Borrowers or any of their respective Subsidiaries of any Net Debt Proceeds or Net Equity Proceeds, the Administrative Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds or Net Equity Proceeds, as the case may be, and apply such proceeds to the prepayment of the outstanding principal amount of the Existing Loans in accordance with Section 3.1.2.

Each prepayment of any Loans made pursuant to this Section 3.1.1 shall be without premium or penalty, except as may be required by Section 4.4.

                       Section 3.1.2. Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section 3.1.2.

(a) Subject to clauses (b) and (c) below, each prepayment or repayment of principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans.

(b) Each prepayment of Post-Petition Loans pursuant to clause (a) of Section 3.1.1 shall be applied (i) first, to the prepayment of Sterling Post-Petition Loans, until all Sterling Post-Petition Loans shall have been repaid in full, and (ii) second, to the prepayment of Post-Petition Loans, until all Post-Petition Loans have been repaid in full.

(c) Each prepayment of Existing Loans pursuant to clause (b) of Section 3.1.1 shall be applied (i) first, to the prepayment of Existing Other Currency Loans, until all Existing Other Currency Loans shall have been repaid in full, (ii) second, to the prepayment of Existing Revolving Loans, until all Existing Revolving Loans shall have been repaid in full and (iii) third, to Cash Collateralize all Letter of Credit Outstandings.

                        Section 3.2. Interest Provisions
Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

                      Section 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Administrative Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

(b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

                      Section 3.2.2. Post-Petition Default Rates. After the date any principal amount of any Post-Petition Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation (other than the Existing Loans) of any Obligor shall have become due and payable, or after any other Event of Default has occurred and is continuing, the Post-Petition Borrowers shall pay interest (after as well as before judgment) on all such amounts owing pursuant to this Agreement at a rate per annum equal to the rate of interest per annum then in effect and otherwise applicable to such Post-Petition Loan or other monetary Obligation, plus an additional margin of 2%.  Overdue interest, fees and other amounts due under this Agreement shall bear interest at a rate per annum equal to the Alternate Base Rate from time to time in effect, plus the Applicable Margin for Base Rate Loans, plus an additional margin of 2%.  From and after the Effective Date, the Borrowers (other than the Parent except to the extent approved by an order of the Bankruptcy Court) shall pay interest (after as well as before judgment) on all Existing Loans and any Reimbursement Obligation at a rate per annum equal to the rate of interest per annum then in effect and otherwise applicable to such Existing Loan or Reimbursement Obligation, plus an additional margin of 2%.

                      Section 3.2.3. Payment Dates. Interest accrued on each Loan (including interest accrued under the Existing Credit Agreement) shall be payable, without duplication:

(a) on the Stated Maturity Date for such Loan;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date (or, following an Event of Default, on the demand of the Administrative Agent);

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

                      Section 3.3. Fees
Each Borrower agrees to pay its pro rata share of the fees set forth below.  All such fees shall be non-refundable.

                      Section 3.3.1. Commitment Fee. The Post-Petition Borrowers agree, jointly and severally, to pay to the Administrative Agent for the account of each Post-Petition Lender, for the period (including any portion thereof when any of its Post-Petition Loan Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Post-Petition Loan Commitment Termination Date, a fee in an amount equal to the Commitment Fee on such Lender’s Percentage of the daily average unused amount of the Post-Petition Loan Commitment Amount (it being agreed that the aggregate outstanding principal amount of all Post-Petition Loans (including the Dollar Equivalent of Sterling Post-Petition Loans) shall be considered used amounts of the Post-Petition Loan Commitment Amount).  All Commitment Fees payable pursuant to this Section 3.3.1 shall be calculated on a year comprised of 360 days (for actual days elapsed) and payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Post-Petition Loan Commitment Termination Date.

                      Section 3.3.2. Agent's Fees, etc. The Post-Petition Borrowers agree to pay to the Administrative Agent and the Bookrunner, for their own respective accounts, the fees in the amounts and on the dates set forth in the Fee Letter.

                      Section 3.3.3. Existing Letter of Credit Fee. The Borrowers agree to pay to the Administrative Agent, for the pro rata account of the Issuer and each Revolving Loan Lender, an Existing Letter of Credit fee in an amount equal to the then effective Applicable Margin for Existing Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Existing Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Existing Letter of Credit and on the Revolving Loan Commitment Termination Date.  The Borrowers further agree to pay to the Issuer, for its own account, quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Existing Letter of Credit and on the Revolving Loan Commitment Termination Date an issuance fee in an amount equal to 1/8% per annum (calculated on a 360-day basis (for actual days elapsed)), together with the Issuer’s usual and customary administrative and other fees in connection therewith.  Any Existing Letter of Credit fees or issuance fees which have accrued and have not been paid under the Existing Credit Agreement shall be payable by the Borrowers on the first Quarterly Payment Date occurring after the Effective Date.

                      Section 3.3.4. Payment Limitations. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Non-U.S. Obligor (other than UK Holdings) shall be obligated for any payment Obligations of any U.S. Obligor under this Agreement or any other Loan Document.

                      Section 3.4. Priority and Liens. Each of the Debtors hereby covenants, represents and warrants that, upon entry of the Interim Order, the Post-Petition Obligations of such Debtor hereunder and under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all unencumbered tangible and intangible property of such Debtor and on all cash maintained in any cash collateral account used to Cash Collateralize any Existing Letter of Credit and any investments of the funds contained therein, including any such property that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens (excluding any avoidance actions under the Bankruptcy Code (but including the proceeds therefrom)); (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all real, personal and mixed property of such Debtor that is subject to valid and perfected liens in existence on the Petition Date, junior to such valid and perfected Liens; and (iv) pursuant to Section 364(d)(1), shall be secured by a perfected priming Lien upon all tangible and intangible property of such Debtor that presently secure the Pre-Petition Secured Indebtedness, subject and subordinated in each case with respect to clauses (i) through (iv) above, only to the Carve-Out.  Except for the Carve-Out having priority over the Obligations, the Superpriority Claims shall at all times be senior to the rights of each Debtor, any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Case or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases if any of the Debtor’s cases are converted to cases under chapter 7 of the Bankruptcy Code.  Each of the Debtors and the Existing Lenders agrees that the Breakup Fee (as defined in the 363 Asset Purchase Agreement) shall have priority over the Existing Obligations (but not the Post-Petition Obligations or the Carve-Out) of the Debtors in the event that a purchase agreement is entered into by the Parent with respect to the Proposed Sale Assets (other than with the Purchasers) on terms and conditions reasonably acceptable to the Lenders  (whether or not the 363 Sale contemplated by such purchase agreement is consummated).  Further, each of the Debtors and the Lenders agree that the reimbursement of expenses as contemplated by the 363 Asset Purchase Agreement shall be paid in accordance with the terms of the 363 Asset Purchase Agreement.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS, BORROWER GUARANTIES

Section 4.1. LIBO Rate Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to the Administrative Borrower and the Administrative Agent, be conclusive and binding on the Borrowers in the absence of manifest error) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and (a) all LIBO Rate Loans denominated in Dollars shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion, and (b) all LIBO Rate Loans denominated in any Other Currency shall automatically become due and payable at the end of the then current Interest Periods with respect thereto or sooner, if required by applicable law.

Section 4.2. Deposits Unavailable.  If the Administrative Agent shall have determined that

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;

then, upon notice from the Administrative Agent to the Administrative Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 4.3. Increased LIBO Rate Loan Costs, etc.

(a) With respect to the Existing Loans, the Existing Borrowers agree to reimburse each Existing Lender and the Issuer for any increase in the cost to such Existing Lender, or the Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, Existing Loans made by such Secured Party (including continuing or maintaining (or of its obligation to continue) any Existing Loans as, or of converting (or of its obligation to convert) any Existing Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively.  Each affected Secured Party shall notify the Administrative Agent and the Administrative Borrower in writing within 180 days after the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount.  Such additional amounts shall be payable by the Existing Borrowers directly to such Secured Party within five days after its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Existing Borrowers.

(b) With respect to the Post-Petition Loans, the Post-Petition Borrowers agree to reimburse each Post-Petition Lender for any increase in the cost to such Post-Petition Lender, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Post-Petition Loans as, or of converting (or of its obligation to convert) any Post-Petition Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively.  Each affected Secured Party shall notify the Administrative Agent and the Administrative Borrower in writing within 180 days after the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount.  Such additional amounts shall be payable by the Post-Petition Borrowers directly to such Secured Party within five days after its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Post-Petition Borrowers.

Section 4.4. Funding Losses.

(a) In the event any Existing Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Existing Lender to make or continue any portion of the principal amount of any Existing Loan as, or to convert any portion of the principal amount of any

Existing Loan into, a LIBO Rate Loan) as a result of

(i) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan that is an Existing Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(ii) any Existing Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor; or

(iii) any LIBO Rate Loan that is an Existing Loan not being prepaid on the date specified in a notice of prepayment;

then, upon the notice of such Existing Lender to the Administrative Borrower (with a copy to the Administrative Agent), the Existing Borrowers shall, within five days after receipt by the Administrative Borrower thereof, pay directly to such Existing Lender such amount as will (in the reasonable determination of such Existing Lender) reimburse such Existing Lender for such loss or expense.  Such notice shall, in the absence of manifest error, be conclusive and binding on the Existing Borrowers.

(b) In the event any Post-Petition Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Post-Petition Lender to make or continue any portion of the principal amount of any Post-Petition Loan as, or to convert any portion of the principal amount of any Post-Petition Loan into, a LIBO Rate Loan) as a result of

(i) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan that is a Post-Petition Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(ii) any Post-Petition Loans (i) not being made as, or (ii) being made as Post-Petition Loans other than as, LIBO Rate Loans in accordance with the Post-Petition Loan Borrowing Request;

(iii) any Post-Petition Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor; or

(iv) any LIBO Rate Loan that is a Post-Petition Loan not being prepaid on the date specified in a notice of prepayment;

then, upon the notice of such Post-Petition Lender to the Administrative Borrower (with a copy to the Administrative Agent), the Post-Petition Borrowers shall, within five days after receipt by the Administrative Borrower thereof, pay directly to such Post-Petition Lender such amount as will (in the reasonable determination of such Post-Petition Lender) reimburse such Post-Petition Lender for such loss or expense.  Such notice shall, in the absence of manifest error, be conclusive and binding on the Post-Petition Borrowers.

Section 4.5. Increased Capital Costs.

(a) With respect to the Existing Loans, if any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party in respect of the Existing Loans or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Existing Loans made or the Existing Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice, which shall be given within 180 days after the date of such Secured Party having knowledge of such event by such Secured Party to the Administrative Borrower, the Existing Borrowers shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return.  A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Existing Borrowers.  In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(b) With respect to the Post-Petition Loans, if any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party in respect of the Post-Petition Loans or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice, which shall be given within 180 days after the date of such Secured Party having knowledge of such event by such Secured Party to the Administrative Borrower, the Post-Petition Borrowers shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return.  A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Post-Petition Borrowers.  In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

Section 4.6. Taxes.

(a) The Existing Borrowers covenant and agree as follows with respect to Taxes in respect of the Existing Loans:

(i) Any and all payments by any Existing Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes.  In the event that any Taxes are required by law to be deducted or withheld from any payment required to be made by any Existing Borrower to or on behalf of any Secured Party in respect of the Existing Loans under any Loan Document, then:

(A) subject to clause (a)(vi), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(B) such Existing Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(ii) In addition, the Existing Borrowers shall pay, with respect to the Existing Loans, any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(iii) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the applicable Existing Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.  The Administrative Agent shall make copies thereof available to any Existing Lender upon request therefor.

(iv) Subject to clause (a)(vi), the Existing Borrowers shall indemnify each Secured Party with respect to the Existing Loans for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party (and whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority).  Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Existing Borrowers shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Secured Party shall be under any obligation to provide any such notice to any Existing Borrower).  If a Secured Party receives a refund in respect of any Non-Excluded Taxes or Other Taxes with respect to which any Existing Borrower has paid additional amounts pursuant to this Section 4.6(a), it shall within 60 days from the date of such receipt pay over to the Existing Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Existing Borrowers under this Section 4.6(a) with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Secured Party and without interest (other than interest paid by the relevant jurisdiction or Governmental Authority with respect to such refund) the portion of such refund which, in the good faith judgment of such Secured Party, is attributable to the payment of such additional amounts by the Existing Borrowers and in an amount as will leave such Secured Party in no better or worse position than it would have been in if the payment of such additional amounts had not been required to be made; provided, however, that the Existing Borrowers, upon the request of such Secured Party, agree to repay the amount paid over to the Existing Borrowers (plus penalties, interest or other charges payable to the relevant jurisdiction or Governmental Authority) to such Secured Party in the event such Secured Party is required to repay such refund to such jurisdiction or Governmental Authority. In addition, the Existing Borrowers shall jointly and severally indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of any Existing Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (a)(iii), documentation evidencing the payment of Taxes or Other Taxes.  With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor.  Each Existing Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Existing Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause (a)(i) and this clause shall apply.

(v) Each Non-U.S. Existing Lender, on or prior to the date on which such Non-U.S. Existing Lender becomes an Existing Lender hereunder (and from time to time thereafter upon the request of the Administrative Borrower or the Administrative Agent, but only for so long as such Non-U.S. Existing Lender is legally entitled to do so), shall deliver to the Administrative Borrower and the Administrative Agent either

(A) two duly completed copies of either (A) Internal Revenue Service Form W-8BEN or (B) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or

(B) in the case of a Non-U.S. Existing Lender that is claiming the “portfolio interest” exemption from U.S. federal withholding tax pursuant to Section 871(h) or Section 881(c) of the Code, (x) a certificate of a duly authorized officer of such Non-U.S. Existing Lender to the effect that such non-U.S. Existing Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Existing Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Existing Lender Exemption Certificate”) and (y) two duly completed copies of  Internal Revenue Service Form W-8BEN or applicable successor form.

(vi) The Existing Borrowers shall not be obligated to gross up any payments to any Existing Lender pursuant to clause (a)(i), or to indemnify any Existing Lender pursuant to clause (a)(iv), in respect of United States federal withholding Taxes to the extent imposed as a result of (i) the failure of such Existing Lender to deliver to any Existing Borrower the form or forms and/or an Existing Lender Exemption Certificate, as applicable to such Existing Lender, pursuant to clause (a)(v), (ii) such form or forms and/or Existing Lender Exemption Certificate not establishing a complete exemption from U.S. federal withholding Tax or the information or certifications made therein by the Existing Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Existing Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Existing Lender to become obligated for Tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Existing Borrowers shall be obligated to gross up any payments to any such Existing Lender pursuant to clause (a)(i), and to indemnify any such Existing Lender pursuant to clause (a)(iv), in respect of United States federal withholding Taxes if  (i) any such failure to deliver a form or forms or an Existing Lender Exemption Certificate or the failure of such form or forms or Existing Lender Exemption Certificate to establish a complete exemption from U.S. federal withholding Tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Existing Lender no longer legally entitled to deliver such form or forms or Existing Lender Exemption

Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding Tax, or rendered the information or certifications made in such form or forms or Existing Lender Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Existing Lender’s lending office was made at the request of the Administrative Borrower or (iii) the obligation to gross up payments to any such Existing Lender pursuant to clause (a)(i) or to indemnify any such Existing Lender pursuant to clause (a)(iv) is with respect to an Assignee Existing Lender that becomes an Assignee Existing Lender as a result of an assignment made at the request of the Administrative Borrower.

(vii) Each Existing Lender that is an Existing Lender in relation to a U.K. Borrower confirms to the Administrative Agent, in the case of an Existing Lender that is an Existing Lender on the Effective Date, on the Effective Date, and in the case of an Existing Lender that becomes an Existing Lender after the Effective Date, on the date it becomes an Existing Lender, and in either case on each Quarterly Payment Date and on the last day of each Interest Period for any LIBO Rate Loans, that it is either (i) a bank beneficially entitled to interest in respect of such Loans and within the charge to corporation tax in respect of such interest for the purposes of Section 879 of the U.K. Income Tax Act 2007; (ii) (A) a company beneficially entitled to interest in respect of such Loans and resident in the United Kingdom for U.K. Tax purposes, or (B) an Existing Lender that is beneficially entitled to interest in respect of such Loans and is a partnership each member of which is a company resident in the United Kingdom for U.K. Tax purposes, or (C) a company beneficially entitled to interest in respect of such Loans and not resident in the United Kingdom for U.K. Tax purposes but which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of such Loans in computing the chargeable profits (within the meaning given by Section 11(2) of the U.K. Income and Corporation Taxes Act 1988) of that company; or (iii) a bank or Affiliate of a bank lending through any permanent establishment if, at the time the bank  or Affiliate of a bank becomes a party, the bank or Affiliate of the bank (as the case may be) (A) is treated as resident (for the purposes of the appropriate double taxation agreement) in a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest, and does not carry on business in the United Kingdom through a permanent establishment with which that bank or Affiliate’s participation in such Loans is effectively connected, or (B) is otherwise entitled to receive principal, interest and fees without such withholding, and shall forthwith notify the Administrative Borrower and the Administrative Agent if either representation ceases to be correct.  Each Existing Lender that is not funding such Loans out of a lending office in the United Kingdom (or another jurisdiction having an exemption from U.K. income tax by treaty) shall submit a duly completed Form FD13 double tax treaty form to the U.S. Internal Revenue Service (or the comparable form for its jurisdiction to its jurisdiction’s tax authorities) reasonably promptly seeking exemption from U.K. income tax on interest payable under the Loan Documents.

(viii) Each Existing Lender agrees that it will use reasonable efforts to designate an alternate lending office with respect to its LIBO Rate Loans affected by any of the matters or circumstances described in this Section 4.6(a) to reduce the obligation of the Existing Borrowers to gross up any payments to any Existing Lenders pursuant to clause(a)(i), or to indemnify any Existing Lenders pursuant to clause (a)(iv), so long as such designation is not disadvantageous in any way to such Existing Lender as determined by such Existing Lender in its sole discretion; provided that such Existing Lender shall have no obligation to so designate an alternate lending office located in the United States.  Any Existing Lender claiming any additional amounts payable pursuant to this Section 4.6(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to deliver to the Existing Borrowers or the Administrative Agent any certificate or document reasonably requested by any Existing Borrower or the Administrative Agent if the delivery of such certificate or document would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Existing Lender, be otherwise disadvantageous to such Existing Lender.

(ix) If any Existing Lender that does not make a LIBO Rate Loan pursuant to Section 4.1 or Section 4.2 is subject to increased costs pursuant to Section 4.3, or is owed or reasonably anticipates being owed additional amounts pursuant to this Section 4.6(a) and fails to take action required under clause (viii) of this Section 4.6(a), and the same circumstances are not generally applicable to other Existing Lenders, any Existing Borrower shall have the right, if no Default then exists, to replace such Existing Lender with another bank or financial institution with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, provided that (i) the obligations of any Existing Borrower owing to the Existing Lender being replaced (including such increased costs) that are not being assigned to the replacement Existing Lender shall be paid in full to the Existing Lender being replaced concurrently with such replacement, (ii) the replacement Existing Lender shall execute an Existing Lender Assignment Agreement and Acceptance pursuant to which it shall become a party hereto as provided in Section 10.12.1, and (iii) upon compliance with the provisions for assignment provided in Section 10.12.1 and the payment of amounts referred to in clause (i), the replacement Existing Lender shall constitute an “Existing Lender” hereunder and the Existing Lender being so replaced shall no longer constitute an “Existing Lender” hereunder.

(b) The Post-Petition Borrowers covenant and agree as follows with respect to Taxes in respect of the Post-Petition Loans:

(i) Any and all payments by any Post-Petition Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes.  In the event that any Taxes are required by law to be deducted or withheld from any payment required to be made by any Post-Petition Borrower to or on behalf of any Secured Party in respect of the Post-Petition Loans under any Loan Document, then:

(A) subject to clause (b)(vi), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(B) such Post-Petition Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(ii) In addition, the Post-Petition Borrowers shall pay, with respect to the Post-Petition Loans,  any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(iii) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the applicable Post-Petition Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.  The Administrative Agent shall make copies thereof available to any Post-Petition Lender upon request therefor.

(iv) Subject to clause (b)(vi), the Post-Petition Borrowers shall indemnify each Secured Party with respect to the Post-Petition Loans for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party (and whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority).  Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Post-Petition Borrowers shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Secured Party shall be under any obligation to provide any such notice to any Post-Petition Borrower).  If a Secured Party receives a refund in respect of any Non-Excluded Taxes or Other Taxes with respect to which any Post-Petition Borrower has paid additional amounts pursuant to this Section 4.6(b), it shall within 60 days from the date of such receipt pay over to the Post-Petition Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Post-Petition Borrowers under this Section 4.6(b) with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Secured Party and without interest (other than interest paid by the relevant jurisdiction or Governmental Authority with respect to such refund) the portion of such refund which, in the good faith judgment of such Secured Party, is attributable to the payment of such additional amounts by the Post-Petition Borrowers and in an amount as will leave such Secured Party in no better or worse position than it would have been in if the payment of such additional amounts had not been required to be made; provided, however, that the Post-Petition Borrowers, upon the request of such Secured Party, agree to repay the amount paid over to the Post-Petition Borrowers (plus penalties, interest or other charges payable to the relevant jurisdiction or Governmental Authority) to such Secured Party in the event such Secured Party is required to repay such refund to such jurisdiction or Governmental Authority. In addition, the Post-Petition Borrowers shall jointly and severally indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of any Post-Petition Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (b)(iii), documentation evidencing the payment of Taxes or Other Taxes.  With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor.  Each Post-Petition Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Post-Petition Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause (b)(i) and this clause shall apply.

(v) Each Non-U.S. Post-Petition Lender, on or prior to the date on which such Non-U.S. Post-Petition Lender becomes a Post-Petition Lender hereunder (and from time to time thereafter upon the request of the Administrative Borrower or the Administrative Agent, but only for so long as such Non-U.S. Post-Petition Lender is legally entitled to do so), shall deliver to the Administrative Borrower and the Administrative Agent either

(A) two duly completed copies of either (A) Internal Revenue Service Form W-8BEN or (B) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or

(B) in the case of a Non-U.S. Post-Petition Lender that is claiming the “portfolio interest” exemption from U.S. federal withholding tax pursuant to Section 871(h) or Section 881(c) of the Code, (x) a certificate of a duly authorized officer of such Non-U.S. Post-Petition Lender to the effect that such Non-U.S. Post-Petition Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Post-Petition Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Post-Petition Lender Exemption Certificate”) and (y) two duly completed copies of  Internal Revenue Service Form W-8BEN or applicable successor form.

(vi) The Post-Petition Borrowers shall not be obligated to gross up any payments to any Post-Petition Lender pursuant to clause (b)(i), or to indemnify any Post-Petition Lender pursuant to clause (b)(iv), in respect of United States federal withholding Taxes to the extent imposed as a result of (i) the failure of such Post-Petition Lender to deliver to any Post-Petition Borrower the form or forms and/or a Post-Petition Lender Exemption Certificate, as applicable to such Post-Petition Lender, pursuant to clause (b)(v), (ii) such form or forms and/or Post-Petition Lender Exemption Certificate not establishing a complete exemption from U.S. federal withholding Tax or the information or certifications made therein by the Post-Petition Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Post-Petition Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Post-Petition Lender to become obligated for Tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Post-Petition Borrowers shall be obligated to gross up any payments to any such Post-Petition Lender pursuant to clause (b)(i), and to indemnify any such Post-Petition Lender pursuant to clause (b)(iv), in respect of United States federal withholding Taxes if  (i) any such failure to deliver a form or forms or a Post-Petition Lender Exemption Certificate or the failure of such form or forms or Post-Petition Lender Exemption Certificate to establish a complete exemption from U.S. federal withholding Tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the

Effective Date, which change rendered such Post-Petition Lender no longer legally entitled to deliver such form or forms or Post-Petition Lender Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding Tax, or rendered the information or certifications made in such form or forms or Post-Petition Lender Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Post-Petition Lender’s lending office was made at the request of the Administrative Borrower or (iii) the obligation to gross up payments to any such Post-Petition Lender pursuant to clause (b)(i) or to indemnify any such Post-Petition Lender pursuant to clause (b)(iv) is with respect to an Assignee Post-Petition Lender that becomes an Assignee Post-Petition Lender as a result of an assignment made at the request of the Administrative Borrower.

(vii) Each Post-Petition Lender that is a Post-Petition Lender in relation to a U.K. Borrower confirms to the Administrative Agent, in the case of a Post-Petition Lender that is a Post-Petition Lender on the Effective Date, on the Effective Date, and in the case of a Post-Petition Lender that becomes a Post-Petition Lender after the Effective Date, on the date it becomes a Post-Petition Lender, and in either case on each Quarterly Payment Date and on the last day of each Interest Period for any LIBO Rate Loans, that it is either (i) a bank beneficially entitled to interest in respect of such Loans and within the charge to corporation tax in respect of such interest for the purposes of Section 879 of the U.K. Income Tax Act 2007; (ii) (A) a company beneficially entitled to interest in respect of such Loans and resident in the United Kingdom for U.K. Tax purposes, or (B) a Post-Petition Lender that is beneficially entitled to interest in respect of such Loans and is a partnership each member of which is a company resident in the United Kingdom for U.K. Tax purposes, or (C) a company beneficially entitled to interest in respect of such Loans and not resident in the United Kingdom for U.K. Tax purposes but which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of such Loans in computing the chargeable profits (within the meaning given by Section 11(2) of the U.K. Income and Corporation Taxes Act 1988) of that company; or (iii) a bank or Affiliate of a bank lending through any permanent establishment if, at the time the bank  or Affiliate of a bank becomes a party, the bank or Affiliate of the bank (as the case may be) (A) is treated as resident (for the purposes of the appropriate double taxation agreement) in a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest, and does not carry on business in the United Kingdom through a permanent establishment with which that bank or Affiliate’s participation in such Loans is effectively connected, or (B) is otherwise entitled to receive principal, interest and fees without such withholding, and shall forthwith notify the Administrative Borrower and the Administrative Agent if either representation ceases to be correct.  Each Post-Petition Lender that is not funding such Loans out of a lending office in the United Kingdom (or another jurisdiction having an exemption from U.K. income tax by treaty) shall submit a duly completed Form FD13 double tax treaty form to the U.S. Internal Revenue Service (or the comparable form for its jurisdiction to its jurisdiction’s tax authorities) reasonably promptly seeking exemption from U.K. income tax on interest payable under the Loan Documents.

(viii) Each Post-Petition Lender agrees that it will use reasonable efforts to designate an alternate lending office with respect to its LIBO Rate Loans affected by any of the matters or circumstances described in this Section 4.6(b) to reduce the obligation of the Post-Petition Borrowers to gross up any payments to any Post-Petition Lenders pursuant to clause(b)(i), or to indemnify any Post-Petition Lenders pursuant to clause

(b)(iv), so long as such designation is not disadvantageous in any way to such Post-Petition Lender as determined by such Post-Petition Lender in its sole discretion; provided that such Post-Petition Lender shall have no obligation to so designate an alternate lending office located in the United States.  Any Post-Petition Lender claiming any additional amounts payable pursuant to this Section 4.6(b) shall use reasonable efforts (consistent with legal and regulatory restrictions) to deliver to the Post-Petition Borrowers or the Administrative Agent any certificate or document reasonably requested by any Post-Petition Borrower or the Administrative Agent if the delivery of such certificate or document would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Post-Petition Lender, be otherwise disadvantageous to such Post-Petition Lender.

(ix) If any Post-Petition Lender that does not make a LIBO Rate Loan pursuant to Section 4.1 or Section 4.2 is subject to increased costs pursuant to Section 4.3, or is owed or reasonably anticipates being owed additional amounts pursuant to this Section 4.6(b) and fails to take action required under clause (viii) of this Section 4.6(b), and the same circumstances are not generally applicable to other Post-Petition Lenders, any Post-Petition Borrower shall have the right, if no Default then exists, to replace such Post-Petition Lender with another bank or financial institution with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, provided that (i) the obligations of any Post-Petition Borrower owing to the Post-Petition Lender being replaced (including such increased costs) that are not being assigned to the replacement Post-Petition Lender shall be paid in full to the Post-Petition Lender being replaced concurrently with such replacement, (ii) the replacement Post-Petition Lender shall execute a Post-Petition Lender Assignment Agreement and Acceptance pursuant to which it shall become a party hereto as provided in Section 10.12.1, and (iii) upon compliance with the provisions for assignment provided in Section 10.12.1 and the payment of amounts referred to in clause (i), the replacement Post-Petition Lender shall constitute a “Post-Petition Lender” hereunder and the Post-Petition Lender being so replaced shall no longer constitute a “Post-Petition Lender” hereunder.

Section 4.7. Payments, Computations, etc.  Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment.  All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. (which shall be London time in the case of Existing Other Currency Loans and Sterling Post-Petition Loans) on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Administrative Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.  The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party.  All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days, except with respect to LIBO Rate Loans denominated in Sterling which shall accrue interest computed on the basis of 365 days and except with respect to Base Rate Loans which shall accrue interest computed on the basis of a year comprised of 365 or 366 days, as the case may be, provided, however, that to the extent the current market practice is to compute interest and/or fees in respect of any Other Currency or any Loan denominated in any Other Currency in a manner other than as set forth above, all interest and fees hereunder shall be computed on the basis of such market practice, as notified to the Administrative Borrower by the Administrative Agent.  Payments due on other than a Business Day shall (except as otherwise required by clause (b) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

Section 4.8. Sharing of Payments.  If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension, Existing Loan or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6 and subject to the terms and conditions of the Intercreditor Agreement) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered.  Each Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section 4.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of such Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section 4.8 applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section 4.8 to share in the benefits of any recovery on such secured claim.

Section 4.9. Setoff.  Each Secured Party shall, upon the occurrence and during the continuance of any Default described in Section 8.1.9 or, with the consent of the Required Post-Petition Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8.  Each Secured Party agrees promptly to notify the Administrative Borrower and the Administrative Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Secured Party under this Section 4.9 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.  The Borrower agrees to combine currencies to effectuate a set-off at the Spot Rate.

Section 4.10. Guaranty Provisions.  Each Borrower acknowledges and agrees that, whether or not specifically indicated as such in a Loan Document, all Obligations shall be joint and several Obligations of each individual Borrower (except to the extent such joint liability for any such Obligations would constitute unlawful financial assistance prohibited by Sections 678 and 679 of the English Companies Act 2006 or Article 161 of the Companies (Northern Ireland) Order 1986), and in furtherance of such joint and several Obligations, each Borrower hereby irrevocably guarantees the payment of all Obligations of each other Borrower as set forth below.

Section 4.10.1 Guaranty.  Subject to Section 3.3.4. and Section 4.10.6. of this Agreement, each Borrower (other than the Parent) hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations; provided, however, that each Borrower (other than the Parent) shall only be liable to the Secured Parties under this Agreement (a) for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, as it relates to any such U.S. Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount and (b) to the extent such liability for any such Obligations would not constitute unlawful financial assistance prohibited by 678 and 679 of the English Companies Act 2006 or Article 161 of the Companies (Northern Ireland) Order 1986.  This guaranty constitutes a guaranty of payment when due and not merely of collection, and each Borrower (other than the Parent) specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of such Borrower hereunder.

Section 4.10.2. Guaranty Absolute, etc.  The guaranty contained in the foregoing Section 4.10.1 shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date.  Each Borrower (other than the Parent) jointly and severally guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which such Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The liability of each Borrower (other than the Parent) under the guaranty contained in the foregoing Section 4.10.1. shall be joint and several, absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Loan Document;

(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii)  to exercise any right or remedy against any other guarantor (including any Obligor) of, or collateral securing, any Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

(d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

 Section 4.10.3. Reinstatement, etc.  Each Borrower (other than the Parent) agrees that its guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy or reorganization of any other Borrower, any other Obligor or otherwise, all as though such payment had not been made.

 Section 4.10.4. Waiver, etc.  Each Borrower (other than the Parent) hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

Section 4.10.5. Postponement of Subrogation, etc.  Each Borrower (other than the Parent) agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date.  Any amount paid to any Borrower on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the ratable benefit of the Secured Parties in the exact form received by such Borrower (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided, however, that if

(a) any Borrower has made payment to the Secured Parties of all or any part of the Obligations; and

(b) the Termination Date has occurred;

then at such Borrower’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of such Borrower, execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment.  In furtherance of the foregoing, at all times prior to the Termination Date each Borrower shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under any Loan Document to any Secured Party.

Section 4.10.6. Guaranty Limitations.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Non-U.S. Obligor (other than UK Holdings, which shall guaranty all Obligations) shall only be a guarantor of the Non-U.S. Obligations and the indemnities contained herein and not for any other amounts.

Section 4.11. Defaulting Lenders.  Notwithstanding anything in this Agreement to the contrary, as to any Lender which (a) has refused (which refusal has not been retracted) to make available its portion of any Borrowing or to fund its portion of any unreimbursed (or disgorged) payment under Section 2.6.1 or (b) has given notice to the Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 2.1 or under Section 2.6.1, in the case of clause (a)

or clause (b) above, in connection with or after the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority (such Lender, a “Defaulting Lender”):

(i) such Lender shall not be deemed a Required Lender hereunder and such Lender’s Commitments, Loans and Letter of Credit Outstandings shall be excluded from the calculations set forth in the definition of Required Lenders;

(ii) such Lender shall not be entitled to receive any portion of (A) Existing Letter of Credit fees, (B) interest payable with respect to any Disbursements or (C) amounts received in respect of Disbursements; and

(iii) such Lender shall not be entitled to receive any Commitment Fee payable in respect of the Commitment Amount.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND FUTURE CREDIT EXTENSIONS

Section 5.1. Effectiveness.  The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders and, if applicable, the Issuer to continue Existing Loans under this Agreement, Existing Letters of Credit under this Agreement and to make any new Credit Extensions pursuant to this Agreement shall be subject to prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

Section 5.1.1. Resolutions, etc.  The Administrative Agent shall have received, in form and substance satisfactory to it, from (a) each U.S. Obligor executing a Loan Document on the Effective Date pursuant to Section 5.1, as applicable, a copy of a good standing certificate (or its equivalent), dated a date reasonably close to the Effective Date, for each such Person and (b) from each U.S. Obligor and Non-U.S. Obligor executing a Loan Document on the Effective Date pursuant to Section 5.1, as applicable, a certificate, dated a date reasonably close to the Effective Date and with counterparts for each Lender, duly executed and delivered by, in the case of a U.S. Obligor, such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, and in the case of a Non-U.S. Obligor, two directors or a director and such Person’s Secretary, as to

(i) resolutions of each such Person’s Board of Directors (or other equivalent managing body) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Person applicable to such person;

(ii) in the case of Non-U.S. Obligors, resolutions of each such Person’s shareholders, then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Person applicable to such person;

(iii) in the case of the Non-U.S. Obligors, certification that entry into and performance of the relevant Loan Documents by the relevant Non-U.S. Obligor will be within its corporate powers and does not cause to be exceeded any limit or restriction on any of the powers of such Non-U.S. Obligor (whether contained in any Loan Document or otherwise) or the right or ability of its directors to exercise such powers;

(iv) the incumbency and signatures of each Authorized Officer signing any Loan Documents; and

(v) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received, in form and substance satisfactory to the Administrative Agent, a further certificate of the Secretary, Assistant Secretary, managing member, general partner or directors, as applicable, of any such Person canceling or amending the prior certificate of such Person.

Section 5.1.2. Closing Fees, Expenses, etc.  The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced and payment of any accrued and unpaid interest and fees in respect of outstanding Obligations (as defined in the Existing Credit Agreement).

Section 5.1.3. Delivery of Notes.  The Administrative Agent shall have received, for the account of each Post-Petition Lender that has requested a Post-Petition Note, such Post-Petition Lender’s Post-Petition Note, dated the Effective Date and duly executed and delivered by an Authorized Officer of each U.K. Borrower.

Section 5.1.4. Opinions of Counsel.  The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from

(a) Hunton & Williams LLP, acting as special Virginia and New York counsel to the Obligors, in form and substance satisfactory to the Administrative Agent;

(b) Hammonds LLP, acting as special English counsel to the Obligors, in form and substance satisfactory to the Administrative Agent;

(c) Arthur Cox, special Northern Irish counsel to the Obligors, in form and substance satisfactory to the Administrative Agent.

(d) Dundas & Wilson CS LLP, special Scottish counsel to the Obligors, in form and substance satisfactory to the Administrative Agent;

(e) Arthur Cox, special Republic of Ireland counsel to the Obligors, in form and substance satisfactory to the Administrative Agent;

(f) NautaDutilh, special Belgian counsel to the Obligors, in form and substance satisfactory to the Administrative Agent;

(g) NautaDutilh, special Dutch counsel to the Obligors, in form and substance satisfactory to the Administrative Agent; and

(h) Hammonds LLP, special German counsel to the Obligors, in form and substance satisfactory to the Administrative Agent.

Section 5.1.5. [Reserved].

Section 5.1.6. Pledge Agreements and Security Agreement.  (a)  The Administrative Agent shall have received, with counterparts for each Lender, the Non-U.S. Security Documents listed on Schedule VI, duly authorized and executed by an Authorized Officer of each of the applicable Non-U.S. Obligors.

(b) The Administrative Agent shall have received all certificates representing the Capital Securities pledged pursuant to the Pledge Agreements, Security Agreement and other Collateral Documents, accompanied by undated stock powers executed in blank, or, in the case of shares in Chesapeake International, UK Holdings, U.K. Acquisitions, Chesapeake Plc and Boxmore or any other Pledged Subsidiary that issues certificated Capital Securities, undated stock transfer forms executed in blank, and originals of all Receivables pledged pursuant to the Collateral Documents and evidenced by a promissory note or other instrument, negotiable document or chattel paper, duly endorsed and accompanied by duly executed instruments of transfer or assignment.

Section 5.1.7. Guarantees.  The Administrative Agent shall have received, with counterparts for each Lender, the DIP Guaranty, the Non-U.S. Subsidiary Guaranty and Amendment No. 1, each dated as of the Effective Date, duly executed and delivered by an Authorized Officer of each Person a party thereto.

Section 5.1.8. Closing Date Certificate.  The Administrative Agent shall have received, with counterparts for each Lender, a closing date certificate, dated the Effective Date, duly executed and delivered by an Authorized Officer of the Parent, in the form of Exhibit F hereto.

Section 5.1.9. Material Adverse Change.  Since the date of the last audited consolidated financial statements of the Parent and its Subsidiaries, no material adverse change has occurred in (i) the business, assets, properties, financial condition, liabilities, revenues, tax position, debt service capacity, operations or prospects of the Obligors, taken as a whole (other than (x) in connection with the commencement of the Case and (y) all events that have been disclosed in any public filing with the SEC or to the Lenders on or prior to the Petition Date), (ii) ability of the Obligors to perform their obligations under the Loan Documents and (iii) ability of the Post-Petition Lenders to enforce the Loan Documents and obligations of the Obligors thereunder.

Section 5.1.10. Financial Information, etc.  The Administrative Agent shall have received the audited consolidated financial statements of the Parent for the Fiscal Year 2007, quarterly consolidated financial statements for each of the first three Fiscal Quarters of Fiscal Year 2008 and the Parent’s earnings releases for 2008, each of which shall be satisfactory in all respects to the Administrative Agent.

Section 5.1.11. Intercreditor Agreement.  The Administrative Agent shall have received, with counterparts for each Post-Petition Lender, an intercreditor agreement (the “Intercreditor Agreement”) by and among the Administrative Agent, Wachovia Bank, National Association, in its capacity as administrative agent (the “Existing Administrative Agent”) under the Existing Loan Agreement, and the Borrowers on terms and conditions satisfactory to the Administrative Agent and the Post-Petition Lenders.

Section 5.1.12. Non-U.S. Obligors Company Searches.  A search in respect of each of the Non-U.S. Obligors at the relevant Companies Registry or other applicable commercial register showing as of the Effective Date, to the extent a search showing such information is available, inter alia, no Liens over any of its assets (other than Permitted Liens) and no appointment of a receiver, liquidator or administrator or the presentation of any petition or making of any application in respect of any of the same.

Section 5.1.13. Petition Date.  The Debtors shall have commenced the Case.

Section 5.1.14. Interim Order.  The Bankruptcy Court shall have entered the interim order (the “Interim Order”) in form and substance reasonably satisfactory to the Administrative Agent confirming the authorization of the transactions contemplated by this Agreement, the granting of the superpriority claim status and the liens contemplated hereby and authorizing the Post-Petition Loans in an amount not greater than $18,550,000 (the “Interim Order Amount”), which order shall not have been reversed, modified, amended or stayed.

Section 5.1.15. First Day Orders.  The Administrative Agent shall have received the First Day Orders not less than 2 days prior to the Effective Date, which shall be in form and substance reasonably satisfactory to the Post-Petition Lenders.

Section 5.1.16. Budget.  The Administrative Agent shall have received the Budget for the 13-week period beginning on the Effective Date and which shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.1.17. 363 Sale.

(a) The Administrative Agent shall be reasonably satisfied with the terms and conditions upon which the Obligations would be assumed by the Purchasers in the 363 Sale and the aggregate amount of any prepayments in respect of such Obligations; and

(b) The Debtors shall have entered into an asset purchase agreement with the Purchasers in form and substance reasonably satisfactory to the Administrative Agent for the 363 Sale, subject to higher and better offers (a “Stalking Horse Bid”).

Section 5.2. All Credit Extensions.  The obligation of each Post-Petition Lender to make any Credit Extension shall be subject to, and the satisfaction of, each of the conditions precedent set forth below.

Section 5.2.1. Credit Extension Limitation.  The obligation of each Post-Petition Lender to make any Credit Extension at any time the Total Post-Petition Exposure Amount, both before or after giving effect to such Credit Extension, exceeds (a) $18,550,000, shall be subject to, the Bankruptcy Court having entered a final order (the “Final Order”) in form and substance reasonably satisfactory to the Administrative Agent confirming the authorization of the transactions contemplated by this Agreement, the granting of the superpriority claim status and the liens contemplated hereby and authorizing the Post-Petition Loans, in an amount not greater than $37,100,000 (inclusive of the Interim Order Amount), and covering such other matters as reasonably required by the Post-Petition Lenders, which order shall not have been reversed, modified, amended or stayed; provided, however, that in no event shall the Total Post-Petition Exposure Amount exceed the Aggregate Available Post-Petition Amount.

Section 5.2.2. Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of such Credit Extension) the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b) no Default shall have then occurred and be continuing;

(c) the making of such Credit Extension shall not violate any requirement of applicable law in any material respect and shall not be enjoined, temporarily, preliminarily or permanently;

(d) the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Post-Petition Lenders.

Section 5.2.3. Credit Extension Request, etc.  The Administrative Agent shall have received a Borrowing Request from the Administrative Borrower if Post-Petition Loans are being requested.  Each of the delivery of a Borrowing Request and the acceptance by any U.K. Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by such U.K. Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.2 are true and correct in all material respects.

Section 5.2.4. Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of any Borrower or any of its Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Post-Petition Lenders and the Administrative Agent to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to the Post-Petition Lenders and the Administrative Agent as set forth in this Article.

Section 6.1. Organization, etc.  Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except for where failure to do so could not reasonably be expected to have a Material Adverse Effect), and, subject to the entry of the DIP Financing Orders by the Bankruptcy Court with respect to each Debtor, has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it (except for where failure to do so could not reasonably be expected to have a Material Adverse Effect).

Section 6.2. Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) result in a default under or contravene any (i) Obligor’s Organic Documents, (ii) contractual restriction, indenture or loan agreement binding on or affecting such Obligor, (iii) subject to the entry of the DIP Financing Orders by the Bankruptcy Court with respect to each Debtor, court decree or order binding on or affecting such Obligor or (iv) subject to the entry of the DIP Financing Orders by the Bankruptcy Court with respect to each Debtor, law or governmental regulation binding on or affecting such Obligor; or

(b) result in, or require the creation or imposition of, any Lien on such Obligor’s properties (except as required or permitted by this Agreement or the DIP Financing Orders).

Section 6.3. Government Approval, Regulation, etc.  Except for the entry of the DIP Financing Orders, no authorization or approval or other action by, or required formal consultation with, and no notice to or filing with, any Governmental Authority or works council (or equivalent) or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document or any transaction contemplated thereby to which it is a party, in each case by the parties thereto.  Neither the Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.4. Validity, etc.  Subject to the entry of the DIP Financing Orders by the Bankruptcy Court in the Case in case of each Debtor, this Agreement has been duly executed and delivered by each Borrower, and each Loan Document to which each Obligor is a party constitutes, or will, on the due execution and delivery thereof by such Obligor, constitute, the legal, valid and binding obligations of such Obligor, enforceable against it in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity).

Section 6.5. Financial Information.  All balance sheets, all statements of operations, shareholders’ equity and cash flow and all other financial information of each of the Parent and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly, in all material respects, the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to normal year-end adjustments.

Section 6.6. No Material Adverse Change.  There has been no material adverse change in the business, assets, properties, financial condition, liabilities, revenues, tax position, debt service capacity, operations or prospects of the Parent and its Subsidiaries, taken as a whole, since the date of the most recent audited consolidated financial statements of the Parent and its Subsidiaries (other than (x) in connection with the commencement of the Case and (y) all events that have been disclosed in any public filing with the SEC or to the Lenders on or prior to the Petition Date).

Section 6.7. Litigation, Labor Controversies, etc.  There is no pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy,

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting any Obligor or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or

(b) which purports to affect the legality, validity or enforceability of any Loan Document.

Section 6.8. Subsidiaries.  The Parent has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule.

Section 6.9. Ownership of Properties.  The Parent and each of its Subsidiaries owns (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Permitted Liens.

Section 6.10. Taxes.  The Parent and each of its Subsidiaries has filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges thereby shown to be due and owing, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or where the failure to pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.11. Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan which could be reasonably likely to result in a material liability to any Obligor or any member of the Controlled Group, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Obligors or any member of the Controlled Group of any liability, fine or penalty which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No reportable event, within the meaning of Section 4043 of ERISA has occurred with respect to any Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC. Neither the Obligors nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Foreign Employee Benefit Plan maintained or contributed to by the Obligors, any Non-U.S. Subsidiaries or any member of the Controlled Group is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan except for such failures which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan maintained or contributed to by the Obligors, any Non-U.S. Subsidiaries or any member of the Controlled Group does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan in a manner that could reasonably be expected to have a Material Adverse Effect, except for the liabilities of the Foreign Pension Plans listed on Schedule V hereto.  With respect to any Foreign Employee Benefit Plan maintained by the Obligors, any Non-U.S. Subsidiaries or any member of the Controlled Group (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained.  The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Employee Benefit Plans are not reasonably expected to have a Material Adverse Effect.  There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Obligors, any Non-U.S. Subsidiaries or any member of the Controlled Group with respect to any Foreign Employee Benefit Plan other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.12. Multiemployer Plan.  Neither any Obligor nor any member of the Controlled Group has incurred, or is reasonably expected to incur, liability in an amount that could reasonably be expected to have a Material Adverse Effect as a result of the insolvency, reorganization or termination of a Multiemployer Plan.  Neither any Obligor nor any member of the Controlled Group has incurred, or is reasonably expected to incur, liability in an amount greater than $10,000,000 in the aggregate as a result of a withdrawal from a Multiemployer Plan.

Section 6.13. Environmental Warranties.  Except as set forth in Item 6.13 of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned or leased by the Parent or any of its Subsidiaries have been, and continue to be, owned or leased by the Parent and its Subsidiaries in material compliance with all Environmental Laws other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b) there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by the Parent or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Parent or any of its Subsidiaries regarding potential liability under any Environmental Law other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Parent or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d) the Parent and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e) no property now or previously owned or leased by the Parent or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up which may lead to any material claims against the Parent or any of its Subsidiaries;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Parent or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g) neither the Parent nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Parent or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Parent or any Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

(i) no conditions exist at, on or under any property now or previously owned or leased by the Parent which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law other than those that could not reasonably be expected to have a Material Adverse Effect.

Section 6.14. Accuracy of Information.  (a)  None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party, taken as a whole, will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

(b) All written information prepared by any consultant or professional advisor on behalf of any Borrower or any of its Subsidiaries which was furnished to the Administrative Agent or any Lender in connection with the preparation, execution and delivery of this Agreement has been reviewed by the applicable Borrower, and nothing has come to the attention of any Borrower in the context of such review which would lead them to believe that such information (or the assumptions on which such information is based) is not, taken as a whole, true and correct in all material respects or that such information, taken as a whole, omits to state any material fact necessary to make such information not misleading in any material respect.

(c) Insofar as any of the information described above includes assumptions, estimates, projections or opinions, the Borrowers have reviewed such matters and nothing has come to the attention of the Borrowers in the context of such review which would lead them to believe that such assumptions, estimates, projections or opinions, omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not reasonable or not misleading in any material respect.  All projections and estimates have been prepared in good faith on the basis of reasonable assumptions.

Section 6.15. Regulations T, U and X.  No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, Regulation U or Regulation X.  Terms for which meanings are provided in F.R.S. Board Regulation T, Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section 6.15 with such meanings.

Section 6.16. Solvency.  No insolvency proceedings have occurred, are threatened or are pending with respect to any Obligor that is not a Debtor and each such Person expects to pay as its debts and liabilities as they fall due.

Section 6.17. Compliance with Laws.  Except as disclosed in Item 6.17 of the Disclosure Schedule, the Parent and its Subsidiaries have complied in all respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its businesses or the ownership of its properties, including, without limitation, those relating to public health and safety and protection of the environment, except to the extent such compliance could not reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could be reasonably expected to have a Material Adverse Effect.  The Parent and its Subsidiaries have obtained all authorizations necessary and appropriate to own and operate their businesses and all such authorizations are in full force and effect, except where the failure to so obtain such authorizations or to so keep such authorizations in full force and effect could not be reasonably expected to have a Material Adverse Effect.

Section 6.18. No Contractual or Other Restrictions.  Except for the Case in the case of each Debtor, no Subsidiary, other than those listed in Item 6.18 of the Disclosure Schedule, is a party to any agreement or arrangement or subject to any law, rule, regulation or decision that limits its ability to pay dividends to, or otherwise make Investments in or other payments to, the Parent or that limits its ability to grant Liens solely in favor of the Administrative Agent.

Section 6.19. Absence of any Undisclosed Liabilities.  There are no material liabilities of the Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than those liabilities provided for or disclosed in the most recently delivered financial statements or pursuant to public filings with the SEC.

Section 6.20. Labor Relations.  To the best of each Borrower’s knowledge, neither such Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (a) no unfair labor practice complaint pending against such Borrower or any Subsidiary or threatened against any of them, before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against such Borrower or any Subsidiary or threatened against any of them, (b) no strike, labor dispute, slow down or stoppage pending against such Borrower or any Subsidiary or threatened against such Borrower or any Subsidiary, and (c) no union representation proceeding is pending with respect to the employees of such Borrower or any Subsidiary, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 6.21. Perfection of Security Interest.  The Interim Order, the Pledge Agreements, the Security Agreement, and, once entered, the Final Order, and each other Collateral Document pursuant to which the Administrative Agent is granted a Lien to secure any Obligations are in full force and effect, and the DIP Financing Orders, the Non-U.S. Security Documents and each such Pledge Agreement, Security Agreement and other Collateral Document create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a valid and, together with any filings and other actions as are necessary, perfected first priority security interest in the collateral (subject to Permitted Liens), securing the payment of the Obligations.  The Parent and its Subsidiaries are the legal and beneficial owners of the collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

Section 6.22. Anti-Terrorism Laws.  None of the Borrowers, nor any of their respective Subsidiaries, is in material violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

Section 6.23. No Default.  No Obligor is in default under or with respect to any indenture or loan agreement binding on or affecting such Obligor in any respect that could reasonably be expected to have a Material Adverse Effect, except for (i) any default in payment of interest on the Senior Subordinated Notes, (ii) any default occasioned by the Case or compliance with the Bankruptcy Court orders or (iii) any default resulting from the compliance by the Borrowers or their Subsidiaries with the negative covenants contained in Section 7.2.19.  No Default or Event of Default has occurred and is continuing, except as occasioned by the filing of the Case.

Section 6.24. Deposit and Disbursement Accounts.  Item 6.24 of the Disclosure Schedule lists all banks and other financial institutions at which any Obligor maintains deposit or other accounts as of the Effective Date, including any disbursement accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.25. Centres of Main Interests. Each Non-U.S. Obligor’s Centre of Main Interests is located in England and Wales, or if organized outside of England and Wales, is located in its jurisdiction of organization.

ARTICLE VII

COVENANTS

Section 7.1. Affirmative Covenants.  The Borrowers agree that until the Termination Date has occurred, the Borrowers will, and will cause their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 7.1.1. Financial Information Reports, Notices, etc.  The Borrowers will furnish, or cause to be furnished by the Administrative Borrower, to the Administrative Agent (with sufficient copies for each Lender) copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified by the chief financial or accounting Authorized Officer (including the treasurer) of the Parent to present fairly, complete and correct in all material respects the financial condition of the Parent, subject to normal year-end adjustments;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated and consolidating balance sheet of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited by PriceWaterhouseCoopers LLP or such other independent public accountants acceptable to the Administrative Agent;

(c) as soon as available and in any event within 30 days after the end of each Fiscal Month (except within 50 days in the case of the Fiscal Month ended December 28, 2008), an unaudited consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Month and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Month, and including (in each case), in comparative form the figures for the corresponding Fiscal Month in, and year to date portion of, the immediately preceding Fiscal Year, certified by the chief financial or accounting Authorized Officer (including the treasurer) of the Parent to present fairly, complete and correct in all material respects the financial condition of the Parent, subject to normal year-end adjustments;

(d) concurrently with the delivery of the financial information pursuant to clauses (a), (b) and (c), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer (including the treasurer) of the Parent, showing compliance with the financial covenant set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Parent or an Obligor has taken or proposes to take with respect thereto);

(e) concurrently with the delivery of the financial information pursuant to clause (c), a certificate duly completed and executed by an Authorized Officer of the Parent providing (i) a summary of each Post-Petition Loan that was made during such Fiscal Month, (ii) a summary of any Post-Petition Loans on-lent to Subsidiaries of the U.K. Borrowers during such Fiscal Month, (iii) a summary of the inventory and accounts receivables held by the Parent and each of its Subsidiaries (on an individual basis) that receives any proceeds of a Post-Petition Loan during such Fiscal Month, and (iv) a summary of any payments, with the proceeds of a Post-Petition Loan, made to the Parent in respect of intercompany loans;

(f) as soon as possible and in any event within three days after any Authorized Officer of the Parent or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Parent setting forth details of such Default and the action which the Parent or such Obligor has taken and proposes to take with respect thereto;

(g) as soon as possible and in any event within three days after any Authorized Officer of the Parent or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(h) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(i) immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, (iv) a failure by Chesapeake Plc to pay a contribution to the Field Group Pension Plan in accordance with the schedule of contributions from time to time in place pursuant to Section 227 of the UK Pensions Act 2004 or (v) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(j) promptly upon receipt thereof, copies of all “management letters” submitted to the Parent or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(k) promptly following the mailing or receipt of any notice or report delivered under the terms of the Senior Subordinated Notes Documents, copies of such notice or report;

(l) as soon as possible and in any event no later than 30 days following the end of each Fiscal Year, a consolidated plan and financial forecast of the Parent and its Subsidiaries for such Fiscal Year, including (i) a forecasted consolidated and consolidating balance sheet and forecasted consolidated and, if prepared, consolidating statements of income and cash flows of the Parent and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Parent and its Subsidiaries for each month of such Fiscal Year, and (iii) a breakdown of the various proceeds of Post-Petition Loans to be on-lent to each Subsidiary of the U.K. Borrowers;

(m) each week on or before Thursday at 5:00 p.m. (New York time), the Budget, together with a comparison of actual payments to budgeted line items (and explanations for any variances of 10% or greater with respect to each line item of the Budget) for the prior weekly period and cumulative comparison of actual performance to the Budget) and (ii) a certificate duly executed by an Authorized Officer of the Parent that no proceeds of the Post-Petition Loans have been used for purposes other than as set forth in the Budget;

(n) promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any of the Debtors with the Bankruptcy Court in the Case (it being agreed that electronic filing of any item with the Bankruptcy Court constitutes delivery of such item for purposes of this clause (n)) or distributed by or on behalf of any of the Debtors to any Committee appointed in the Case; provided that such documents may be made available by posting on a website maintained by the Parent, and identified to the Lenders, in connection with the Case;

(o) promptly after the same is available, on a confidential basis to the Administrative Agent only, substantive materials received from (and any substantive information requests with respect thereto) any interested bidders with respect to the Proposed Sale Assets, and any other assets of the Parent and its Subsidiaries other than in the ordinary course of business;

(p) on each Friday following the Petition Date a summary, in form and substance reasonably satisfactory to the Administrative Agent, of accrued and unpaid fees and expenses  incurred in the Case by  professionals retained by the Debtors or any Committee; and

(q) such other financial and other information as any Lender or the Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

Section 7.1.2. Maintenance of Existence; Compliance with Laws, etc.  Each Borrower will, and will cause each of its respective Subsidiaries to,

(a) except as otherwise permitted by Section 7.2.9 or where such Subsidiary is an Immaterial Subsidiary, preserve and maintain its legal existence; and

(b) comply in all material respects with all applicable laws, rules, regulations and orders, including, without limitation, the Patriot Act and the payment (before the same become delinquent) of all material Taxes imposed upon such Borrower or any Subsidiary or upon their property except to the extent such payment or discharge thereof shall be stayed by Section 362(a)(8) of the Bankruptcy Code, or is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Borrower or any such Subsidiary, as applicable.

Section 7.1.3. Maintenance of Properties.  Each Borrower will, and will cause each of its respective Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Borrower and its Subsidiaries may be properly conducted at all times, unless (a) such Borrower or such Subsidiary determines that the continued maintenance of such property is no longer economically desirable or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.1.4. Insurance.  Each Borrower will, and will cause each of its respective Subsidiaries to:

(a) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as such Borrower and its Subsidiaries and consistent with prior practices; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section 7.1.4 shall  name the Administrative Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior notice to the Administrative Agent.

Section 7.1.5. Books and Records.  Each Borrower will, and will cause each of its respective Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit each Secured Party or any of its representatives, at reasonable times and intervals upon reasonable notice to such Borrower, to visit each Obligor’s offices and properties, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and such Borrower hereby authorizes such independent public accountant to discuss each Obligor’s financial matters with each Secured Party or its representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of such Obligor’s books and records.  The Borrowers shall pay any fees of such independent public accountant incurred in connection with (a) the Administrative Agent’s reasonable exercise of its rights pursuant to this Section 7.1.5 or (b) if a Default has occurred and is continuing, such Secured Party’s exercise of its rights pursuant to this Section 7.1.5.

Section 7.1.6. Environmental Law Covenant.  Each Borrower will, and will cause each of its respective Subsidiaries to,

(a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) promptly notify, or cause the Administrative Borrower to promptly notify, the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) provide such information and certifications, or cause the Administrative Borrower to provide such information and certifications, which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

Section 7.1.7. Use of Proceeds.  The Borrowers will apply the proceeds of all Post-Petition Loans to provide for working capital and general corporate purposes (including, without limitation, the repayment of intercompany loans owed to the Parent), in each case consistent with the transaction structure proposed by the U.K. Borrowers and the Budget; provided that (a) no proceeds of any Post-Petition Loans shall (i) be applied by any Post-Petition Borrower in such a manner so that another Post-Petition Borrower shall receive such proceeds, and (ii) be applied in such a manner so that any Subsidiary of the Parent (other than an Obligor) shall receive such proceeds other than in the form of an intercompany loan permitted under Section 7.2.2(e) and (b) shall not be used in a manner that would cause the Obligations to constitute unlawful financial assistance under any applicable law, including, for the avoidance of doubt, in prepaying any Indebtedness owing from UK Holdings or any of its Subsidiaries arising from the acquisition of shares in UK Holdings or any of its Subsidiaries respectively (or the refinancing of Indebtedness incurred with such acquisition).  No proceeds of Post-Petition Loans shall be applied to repay the £217,000,000 intercompany loan owing by U.K. Holdings to the Parent; provided that proceeds of Post-Petition Loans may be applied to repay the £42,700,000 intercompany loan owing by U.K. Holdings to the Parent upon written demand of repayment by the Parent (and the Parent is hereby authorized to make such demand to the extent necessary to pay amounts in accordance with the Budget).

Section 7.1.8. Foreign Employee Benefit Plan Compliance.  The Borrowers shall cause each of its Non-U.S. Subsidiaries and members of the Controlled Group to establish, maintain and operate all Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.1.9. Future Subsidiary Guarantors, Security, etc.  (a)  Each Borrower will, and will cause each Subsidiary to, execute any documents, filing statements, agreements and instruments, and take all further action (including filing Mortgages) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Loan Documents.

(b) Each Borrower will cause any subsequently acquired or organized Material Subsidiary to execute the Existing Subsidiary Guaranty (or a supplement thereto) and each applicable Loan Document in favor of the Secured Parties.

(c) In addition, from time to time, the Borrowers will, at their cost and expense, and solely at the direction and discretion of the Administrative Agent or the Required Post-Petition Lenders, promptly secure the Obligations or the U.K. Obligations, as the case may be, by pledging or creating, or causing to be pledged or created, perfected Liens with respect to:

(i) the Capital Securities of any subsequently acquired or organized Significant Subsidiary of any Borrower; and

(ii) any assets and properties of any subsequently acquired or organized Significant Subsidiary organized in the United States,

in each case as the Administrative Agent or the Required Post-Petition Lenders shall, in their absolute discretion, designate (it being understood that it is the intent of the parties that the Obligations or the U.K. Obligations, as the case may be, shall be secured by, among other things, (a) substantially all the assets, including real and personal property, of the Parent, (b) substantially all the available assets, including real and personal property (including Capital Securities), of the Material Subsidiaries, (c) the Capital Securities of all U.K. Borrowers, certain material U.K. Subsidiaries and certain Subsidiaries organized in France, (d) substantially all the assets, including real and personal property (including Capital Securities) of the Parent’s Significant Subsidiaries organized or located in the United States and (e) the Capital Securities of the Parent’s Significant Subsidiaries organized or located outside the United States subsequent to the Effective Date).

Such Liens will be created under the Loan Documents in form and substance satisfactory to the Administrative Agent, and the applicable Borrower shall deliver, or cause to be delivered, to the Lenders all such instruments and documents (including legal opinions, title insurance policies and Lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 7.1.9.

(d) Each Non-U.S. Obligor shall (and the Parent will cause each of its Subsidiaries to) comply in all respects with all applicable legislation in all applicable jurisdictions relating to financial assistance including in relation to the execution of Loan Documents and payment of amounts due or application of amounts received under this Agreement and will provide to the Administrative Agent any documents, filing statements, agreements, opinions or other evidence that the Administrative Agent may reasonably require of such compliance.

Section 7.1.10. "Know Your Client" Requests.  Each Borrower will, and will cause their respective Subsidiaries to, promptly upon request by the Administrative Agent or any Lender, and each

Lender shall promptly upon request by the Administrative Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself and on behalf of any Lender) or any Lender (for itself or on behalf of any prospective lender) in order for the Administrative Agent, such Lender or such prospective new lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any Person that it is required to carry out in relation to the transactions contemplated in the Loan Documents.

Section 7.1.11. Account Control Agreements.  Upon request of the Administrative Agent at any time, each Obligor will provide a list of all of its deposit and securities accounts to the Administrative Agent as of the date thereof and will promptly establish all of its material deposit and securities accounts with the Administrative Agent or with banks (each, a “Pledged Account Bank”) that have agreed, in a record authenticated by such Obligor, the Administrative Agent and such banks (each, a “Control Agreement”), to (a) comply with instructions originated by the Administrative Agent directing the disposition of funds in such accounts without the further consent of such Obligor, and (b) waive or subordinate in favor of the Administrative Agent all claims of such Banks (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment) to such accounts, which authenticated record shall be in form and substance satisfactory to the Administrative Agent.  Furthermore, on and after the date of any such request from the Administrative Agent, each Obligor agrees that it will not add any bank that maintains a deposit or securities account for such Borrower or open any new deposit or securities account with any then existing Pledged Account Bank unless (a) the Administrative Agent shall have received at least 10 days’ prior written notice of such additional bank or such new deposit account and (b) the Administrative Agent shall have received, in the case of a bank or Pledged Account Bank that is not the Administrative Agent, a Control Agreement authenticated by such new bank and such Obligor, or a supplement to an existing Control Agreement with such then existing Pledged Account Bank, covering such new deposit or securities account.

Section 7.1.12. Sale Motion.  The U.S. Obligors shall file a motion (the “Sale Motion”) seeking (a) an order, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, approving Sections 8.2(a) and 8.2(b) of the Stalking Horse Bid, and the break-up fee, expense reimbursement and other provisions thereof, and Exhibit A to the Stalking Horse Bid setting forth the Bid Procedures (the “Bidding Procedures Order”), and (b) an order, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, approving the sale of the Proposed Sale Assets to the bidder as set forth in the Stalking Horse Bid or such other purchaser as the U.S. Obligors may select in accordance with the Bid Procedures (the “Sale Order”).

Section 7.1.13. DIP Financing Orders.  The DIP Financing Orders shall contain findings and conclusions with respect to, among other things, the validity and amount of the Existing Lenders’ claims and the validity, priority and perfection of their pre-petition liens.

Section 7.1.14. BNP Paribas Waiver.  The Parent undertakes to use commercially reasonable efforts to obtain within a period of 30 days (which period may be extended with the consent of the Administrative Agent in its sole discretion) after the Effective Date a waiver from BNP Paribas whereby BNP Paribas (i) waives and releases the pledge over the receivables created pursuant to the BNP Paribas General Terms and Conditions applicable to Leasing Contract Q0003139 (“Conditions Générales Contrat de Leasing Q0003139”) and (ii) waives the negative pledge contained in the BNP Paribas General Terms and Conditions applicable to Leasing.

Section 7.2. Negative Covenants.  The Borrowers covenant and agree with each Secured Party that until the Termination Date has occurred, the Borrowers will, and will cause each of their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 7.2.1. Business Activities. The Parent will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities in which the Parent and its Subsidiaries are engaged on the Effective Date and activities reasonably incidental thereto (except as required by the Bankruptcy Code or by order of the Bankruptcy Court).

Section 7.2.2. Indebtedness.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than, without duplication:

(a) Indebtedness in respect of the Obligations;

(b) [reserved];

(c) Indebtedness existing as of the Effective Date (other than the Senior Subordinated Notes) which is identified in Item 7.2.2(c) of the Disclosure Schedule;

(d) unsecured Indebtedness (i) incurred in the ordinary course of business of the Parent and its Subsidiaries comprising open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Parent or its Subsidiaries and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness of the Parent or any Subsidiary owing to the Parent or any other Subsidiary, which Indebtedness either (i) is in existence on the Effective Date and set forth in Item 7.2.2(e) of the Disclosure Schedule and if payable to the Parent or a U.S. Subsidiary, is evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent, duly executed and delivered in pledge to the Administrative Agent pursuant to a Loan Document, and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that only the amount repaid in part shall be discharged); or (ii) is incurred after the Effective Date; provided, however, that (A) Chesapeake Corporation (Massachusetts) and Chesapeake Corporation (Louisiana) may not incur any such Indebtedness after the date hereof, (B) no such Indebtedness shall be owed to any Debtor or any U.S. Subsidiary other than any Indebtedness owed by a Debtor to the Parent, (C) any such Indebtedness shall be incurred for purposes consistent with the Budget and (D) if incurred by a Non-U.S. Subsidiary (that is not an Obligor) and is owing to any Borrower or a Subsidiary Guarantor (other than any Post-Petition Borrower), shall either (i) be secured by substantially all of the assets of such Non-U.S. Subsidiary or (ii) such Non-U.S. Subsidiaries may incur Indebtedness up to an aggregate amount of $5,000,000 at any time outstanding on an unsecured basis from an Obligor;

(f) Indebtedness refinancing, in whole or in part, any Indebtedness of any Non-U.S. Subsidiary (that is not an Obligor) in respect of any third party line of credit which is identified in Item 7.2.2(c) of the Disclosure Schedule; provided that (i) the terms of any such refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the 363 Asset Purchase Agreement, (ii) the principal amount of such Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such refinancing, and (iii) the terms relating to principal amount, amortization and maturity, and other material terms taken as a whole, of any such refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Non-U.S. Subsidiaries than the terms of any agreement or instrument governing the Indebtedness refinanced.

(g) Indebtedness of the Parent in respect of (i) the Senior Subordinated Notes Due 2011 in an aggregate principal amount not in excess of £67,090,000 plus accrued and unpaid interest thereon and (ii) the Senior Subordinated Notes Due 2014 in an aggregate principal amount not in excess of  €100,000,000 plus accrued and unpaid interest thereon;

(h) [reserved];

(i) [reserved];

(j) [reserved]; and

(k) Indebtedness constituting Contingent Liabilities permitted by clause (d) of Section 7.2.5.

provided, however, that no Indebtedness otherwise permitted by clause (d), (e) or (f) shall be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

Section 7.2.3. Liens.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except (collectively, the “Permitted Liens”):

(a) Liens securing payment of the Obligations;

(b) Refinancing of existing Liens to the extent related to the refinancing of existing Indebtedness permitted pursuant to Section 7.2.2(f); provided that no such refinanced Lien shall extend to any assets that were not the subject of the Liens securing the Indebtedness being refinanced;

(c) Liens existing as of the Effective Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2 and Liens securing intercompany Indebtedness required to be secured pursuant to Section 7.2.2(e); provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(f) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(g) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(h) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; and

(i) Liens securing the Carve-Out and other Liens contemplated by the DIP Financing Orders.

Section 7.2.4. Financial Condition and Operations.  The Borrowers will not permit any of the events set forth below to occur.

(a) The Borrowers will not permit EBITDA (calculated on a cumulative basis) as of the last day of any Fiscal Month set forth below to be less than the amount set forth opposite such period:

Period	EBITDA
January 31, 2009	$2,628,000
February 28, 2009	$6,647,000
March 31, 2009	$11,066,000
April 30, 2009	$18,830,00
May 31, 2009	$22,776,000

(b) The Borrowers will not, and will not permit any of their Subsidiaries to, make or commit to make Capital Expenditures (calculated on a cumulative basis) during the period from December 1, 2008 through the end of each Fiscal Month set forth below that aggregate in an amount in excess of the amount set forth opposite such Fiscal Month:

Period	Capital Expenditures
December 31, 2008	$1,391,000
January 31, 2009	$6,850,000

February 28, 2009	$12,953,000
March 31, 2009	$15,242,000
April 30, 2009	$20,292,000
May 31, 2009	$21,603,000

Section 7.2.5. Investments.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule, including any Contingent Liabilities of any future Subsidiaries that may arise with respect thereto;

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments by way of loans, Contingent Liabilities, contributions to capital or purchases of Capital Securities (i) by the Parent in any wholly owned Subsidiaries or by any Subsidiary in other wholly owned Subsidiaries; provided that (A) no Investments under this clause may be made after the date hereof in Chesapeake Corporation (Massachusetts) or Chesapeake Corporation (Louisiana) and (B) no additional Investments under this clause may be made by the Parent and Subsidiary Guarantors in Non-U.S. Subsidiaries other than an Obligor after the Effective Date or as permitted pursuant to Section 7.2.2(e), or (ii) by any Non-U.S. Subsidiary in the Parent or any Subsidiary of the Parent so long as such Investment shall be incurred for purposes and in amounts consistent with the Budget; provided, further that, any such Contingent Liabilities shall be in respect of obligations otherwise expressly permitted under this Agreement;

(e) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business; and

(f) Investments consisting of any deferred portion of the sales price received by the Parent or any Subsidiary in connection with any Disposition permitted under Section 7.2.9.

provided, however, that

(x)           any Investment which when made complies with the requirements of clause (a), (b) or (c) of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(y)           no Investment otherwise permitted by clause (d) or (f) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

Section 7.2.6. Restricted Payments, etc.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment (other than Restricted Payments made by Subsidiaries to the Borrowers or wholly-owned Subsidiaries).

Section 7.2.7. Capital Securities of Subsidiaries.  The Parent will not permit any of its Subsidiaries to, (a) issue any Capital Securities (whether for value or otherwise) to any Person other than the Parent or another wholly-owned Subsidiary of the Parent or (b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Securities of such Subsidiary or any option, warrant or other right to acquire any such Capital Securities.

Section 7.2.8. Consolidation, Merger, etc.  The Borrowers will not, and will not permit any of their respective Subsidiaries to Merge.

Section 7.2.9. Permitted Dispositions.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose of any of such Borrower’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is, without duplication, (a) inventory and equipment Disposed of in the ordinary course of business consistent with past practice, (b) pursuant to the 363 Sale, (c) the Dispositions of assets listed on Schedule VII hereto or (d) any other Dispositions of assets approved by the Required Post-Petition Lenders, in their reasonable discretion; provided that, for the avoidance of doubt, any proceeds received by the Borrowers shall be used to prepay the Post-Petition Loans pursuant to Section 3.1.1(a)(vi).  To the extent that the provisions of this Section 7.2.9 are waived with respect to the Disposition of any assets or any assets are Disposed of as permitted by this Section 7.2.9, such assets shall be Disposed of free and clear of the Liens created by the Collateral Documents, and the Administrative Agent shall take all actions reasonably requested by the Borrowers to effect the foregoing.

Section 7.2.10. Purchases of Inventory; Goods and Services.  Neither the Borrowers nor any of their respective Subsidiaries shall agree to make or make any purchase or other acquisition of any asset or other property of any other Person (other than (a) pursuant to Section 7.2.5, (b) Capital Expenditures pursuant to clause (b) of Section 7.2.4, or (c) purchases of inventory or any other goods or services in the ordinary course of business consistent with past practice).

Section 7.2.11. Modification of Certain Agreements.  The Borrowers will not consent to or enter into any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, (a) the Sharing Agreements or (b) the Senior Subordinated Notes Documents, other than any such amendment, modification or change which (i) would extend the maturity thereof, (ii) does not in any way materially adversely affect the interests of the Secured Parties under the Loan Documents or (iii) is solely of a technical or clarifying nature.

Section 7.2.12. Transactions with Affiliates.  Other than with respect to intercompany transactions among the Borrowers and the Subsidiary Guarantors that could not in any way adversely affect the Secured Parties, the Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is (a) on fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (b) of the kind which would be entered into by a prudent Person in the position of such Borrower or such Subsidiary with a Person that is not one of its Affiliates.

Section 7.2.13. Restrictive Agreements, etc.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any agreement prohibiting

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to any Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained in any Loan Document.  In addition, neither the Parent nor any of its Subsidiaries will prepay any obligations with respect to the Recovery Plan.

Section 7.2.14. Amendment of Organic Documents.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement or otherwise modify, or permit, consent or suffer to occur any amendment, supplement or modification of any terms or provisions contained in, or applicable to, any Organic Document of such Borrower or such Subsidiary if the effect thereof is to impair, or is in any manner adverse to, the rights, interests or obligations of any Secured Party under any Loan Document;.

Section 7.2.15. Changes to Fiscal Year.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, change its Fiscal Year.

Section 7.2.16. No Prepayment of Senior Subordinated Notes.  The Borrowers will not, and will not permit any of their respective Subsidiaries to,

(a) make any payment or prepayment of principal of, or premium or interest (including cash interest) on, any Senior Subordinated Notes (i) other than the stated, scheduled date for payment of interest set forth in the applicable Senior Subordinated Notes Documents or (ii) which would violate the terms of this Agreement or the applicable Senior Subordinated Notes Documents;

(b) redeem, retire, purchase, defease or otherwise acquire any Senior Subordinated Notes other than with the proceeds of the issuance of any Capital Securities by the Parent in accordance with the last sentence hereof; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

Furthermore, neither the Borrowers nor any of their respective Subsidiary will designate any Indebtedness other than the Obligations as “Designated Senior Debt” (or any analogous term) in any Senior Subordinated Notes Documents.

Section 7.2.17. Investments, etc. in Inactive Subsidiaries & Immaterial Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, the Parent shall not permit less than 80% of consolidated gross assets of the Parent and its Subsidiaries to be directly owned, in the aggregate by the Obligors.

Section 7.2.18. Chapter 11 Claims.  The Debtors shall not incur, create, assume, suffer to exist or permit any other Superpriority Claim that is pari passu with or senior to the claims of the Administrative Agent and the Secured Parties against the Debtors except (i) with respect to the Carve-Out and (ii) with respect to the Breakup Fee (as defined in the 363 Asset Purchase Agreement) which shall have priority over the Existing Obligations (but not the Post-Petition Obligations or the Carve-Out) of the Debtors in the event that a purchase agreement is entered into by the Parent with respect to the Proposed Sale Assets (other than with the Purchasers) on terms and conditions reasonably acceptable to the Lenders  (whether or not the 363 Sale contemplated by such purchase agreement is consummated); provided that the reimbursement of expenses shall be paid as contemplated by the 363 Asset Purchase Agreement.

Section 7.2.19. Limitation on Prepayments and Pre-Petition Obligations.  Except as otherwise allowed pursuant to the DIP Financing Orders, neither the Borrowers nor any of their respective Subsidiaries may (i) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Pre-Petition Debt or other pre-Petition Date obligations of any Debtor, (ii) pay any interest on any Pre-Petition Debt of the Debtors (whether in cash, in kind securities or otherwise), (iii) except as provided in the Interim Order, the Final Order or any order of the Bankruptcy Court and approved by the Required Post-Petition Lenders, make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), or apply to the Court for the authority to do any of the foregoing; provided that (v) the Administrative Borrower may cause any Debtor to make payment or prepayment of any Pre-Petition Debt or other pre-Petition Date obligations of any Debtor as long as such payments are in the Budget as submitted for the period during which such payment is made, (w) the Parent may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code, (x) the Borrowers may prepay the obligations under the Loan Documents with respect to the Post-Petition Loans and make payments permitted by the First Day Orders, (y) the Borrowers may make payments to such other claimants and in such amounts as may be consented to by the Required Post-Petition Lenders and approved by the Bankruptcy Court and (z) the Administrative Borrower may cause any Debtor to make payment of expenses accrued and outstanding prior to the Petition Date as may be approved by the Bankruptcy Court.  In addition, no Obligor shall permit any of its Subsidiaries to make any payment, redemption or acquisition on behalf of such Obligor which such Loan Party is prohibited from making under the provisions of this Section 7.2.19.

Section 7.2.20. Centres of Main Interest.  No Subsidiary of the Borrower shall change its Centre of Main Interests from that in effect on the Effective Date.

Section 7.2.21. Limitation on Payments under the 363 Asset Purchase Agreement.  Neither the Borrowers nor any of their respective Subsidiaries shall pay the Breakup Fee (as defined in the 363 Asset Purchase Agreement) as contemplated by the 363 Asset Purchase Agreement after the Petition Date unless the Parent has entered into a purchase agreement with one or more purchasers (other than the Purchasers) with respect to the Proposed Sale Assets on terms and conditions reasonably satisfactory to the Lenders.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Listing of Events of Default.  Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

Section 8.1.1. Non-Payment of Obligations.  The Borrowers shall default in the payment or prepayment when due of:

(a) any principal of any Post-Petition Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4; or

(b) any payment of interest on any Post-Petition Loan, any fee described in Article III with respect to the Post-Petition Loans or any other monetary Obligation with respect to the Post-Petition Loans, and such default shall continue unremedied for a period of three days after such amount was due.

Section 8.1.2. Breach of Warranty.  Any representation or warranty of any Obligor made or deemed to be made in any Loan Document to which such Obligor is party (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

Section 8.1.3. Non-Performance of Certain Covenants and Obligations.  Any Borrower shall default in the due performance or observance of any of its obligations under clauses (a), (b), (c), (d), (e), (f), (g), (l) and (m) of Section 7.1.1, Section 7.1.2, 7.1.6, 7.1.7, 7.1.8, 7.1.9, 7.1.12, 7.1.13, 7.1.14, or Section 7.2.

Section 8.1.4. Non-Performance of Other Covenants and Obligations.  Any Obligor shall default in the due performance or observance of any other agreement contained in any Loan Document to which such Obligor is party, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Administrative Borrower by the Administrative Agent or any Lender.

Section 8.1.5. Default on Other Indebtedness.  A default shall occur in the payment of an amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) arising after the Petition Date of any Obligor having a principal amount, individually or in the aggregate, in excess of the Dollar Equivalent of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness arising after the Petition Date if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity or which such default shall continue unremedied for 30 days.

Section 8.1.6. Judgments.  Any judgment or order for the payment of money, in excess of the Dollar Equivalent of $10,000,000, (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered (i) against any Material Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) against any Debtor as an administrative expense of the kind specified in Section 503(b) of the Bankruptcy Code and enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

Section 8.1.7. Pension Plans.  Any of the following events shall occur

(a) the institution of any steps by any Obligor, any member of the Controlled Group or any other Person to terminate a Pension Plan or to terminate any Foreign Employee Benefit Plan or Foreign Pension Plan, if as a result of such termination, such Obligor or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $10,000,000;

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA in excess of $10,000,000;

(c) any Obligor or any member of the Controlled Group shall incur liability in excess of $10,000,000 as a result of a withdrawal from, or the insolvency, reorganization or termination of a Multiemployer Plan;

(d)           the failure of Chesapeake Plc to pay a contribution to the Field Group Pension Plan in accordance with the schedule of contributions from time to time in place pursuant to section 227 of the UK Pensions Act 2004 and which failure is required to be reported to the Pensions Regulator; or

(e)           the issue by the Pensions Regulator of a Financial Support Direction or Contribution Notice to any Borrower or any of their respective Subsidiaries.

For purposes of Section 8.1.7(d) and (e):

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 of the United Kingdom.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 of the United Kingdom.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 of United Kingdom.”

Section 8.1.8. Change in Control.  Any Change in Control shall occur (except as a result of any 363 Sale).

Section 8.1.9. Bankruptcy, Insolvency, etc.  (a)  Any Material Obligor that is a U.S. Obligor (other than a Debtor) shall:

(i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, administrator, interim administrator, administrative receiver, sequestrator or other custodian or similar officer for any substantial part or all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence in or permit or suffer to exist, or shall have received notice of, the appointment of a trustee, receiver, administrator, interim administrator, administrative receiver, sequestrator or other custodian or similar officer for any substantial part or all of the property of any thereof, and such trustee, receiver, administrator, interim administrator, administrative receiver, sequestrator or other custodian or similar officer shall not be discharged within 60 days; provided that each Material Obligor that is not a Non-U.S. Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any administration, dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by any Material Obligor, such case or proceeding shall be consented to or acquiesced in by such Material Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that each Material Obligor that is not a Non-U.S. Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v) take any action authorizing, or in furtherance of, any of the foregoing, or

(b) any Material Subsidiary that is a Non-U.S. Obligor shall

(i) become (or deemed or declared to be) insolvent (except with respect to any Material Subsidiary listed on Schedule VIII hereto) or generally unable to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due or suspend or threaten to suspend payments on any of its debts or by reason of actual or anticipated financial difficulties commences negotiations with its creditors or any class with a view to rescheduling any of its Indebtedness or have a moratorium declared in respect of its Indebtedness.   If a moratorium occurs the ending of such moratorium will not remedy any Event of Default caused by such moratorium;

(ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, administrator, interim administrator, liquidator, administrative receiver, examiner, sequestrator or other custodian or similar officer for any or all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence in or permit or suffer to exist, or shall have received notice of, the appointment of a trustee, receiver, administrator, interim administrator, liquidator, administrative receiver, examiner, sequestrator or other custodian or similar officer for any or all of the property of any thereof,

(iv) permit or suffer to be taken any corporate action, legal proceedings, formal step in respect of, or suffer to exist the commencement of:

(A)           any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any administration, dissolution, winding-up or liquidation proceeding, or any receivership, administrative receivership in respect thereof; or

(B)           any composition, compromise, assignment or arrangement with its creditors or any class; or

(C)           any suspension of payments or moratorium of any Indebtedness, in respect hereof provided that paragraph (iv)(A) shall not apply to any winding-up petition which is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is terminated and provided further that each Material Obligor that is a Non-U.S. Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 14-day period to preserve, protect and defend their rights under the Loan Documents; or

(v) take any action authorizing, or in furtherance of, any of the foregoing; or

(vi) permit or suffer to exist an analogous procedure or step to any matter referred to in this paragraph (b) in any jurisdiction.

Section 8.1.10. Impairment of Security, etc.  Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien (other than Permitted Liens).

Section 8.1.11. Budget.  The Parent and its Subsidiaries make expenditures in any two-week period in amounts which exceed the amounts reflected on the Budget for such two-week period by more than a variance of 10% of total disbursements, with the first measurement period occurring in the third week after the Petition Date and covering the second full week ended following the Petition Date.

Section 8.1.12. Events in Case.

(a) The Case concerning the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal of any of the Case concerning the Debtors under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in the Case and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; or an application shall be filed by any Debtor for the approval of any other Superpriority Claim (other than (i) the Carve-Out or (ii) the Breakup Fee (as defined in the 363 Asset Purchase Agreement) (which, in the case of the Breakup Fee, shall have priority over the Existing Obligations (but not the Post-Petition Obligations or the Carve-Out) under the circumstances described in Section 7.2.18)) in the Case which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Debtors hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim.  Notwithstanding anything to the contrary set forth above, the reimbursement of expenses as contemplated by the 363 Asset Purchase Agreement shall be paid in accordance with the terms of the 363 Asset Purchase Agreement.

(b) The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors that have a value in excess of $3,000,000 in the aggregate, provided that this clause (b) shall not apply to any order granting relief from the automatic stay pursuant to which a creditor exercises valid setoff rights pursuant to Section 553 of the Bankruptcy Code, the Interim Order, Final Order or the First Day Orders.

(c) An order of the Bankruptcy Court shall be entered (i) reversing, staying or vacating either of the DIP Financing Orders or the Loan Documents, (ii) without the written consent of the Administrative Agent and the Post-Petition Lenders, otherwise amending, supplementing or modifying either of the DIP Financing Orders or the Loan Documents in a manner that is reasonably determined by the Administrative Agent to be adverse to the Administrative Agent and the Post-Petition Lenders or (iii) terminating the use of cash collateral by the Debtors pursuant to the DIP Financing Orders.

(d) Any Debtor shall default in any material respect in the due observance or performance of any term or condition contained in any DIP Financing Order.

(e) Any Debtor shall file a motion in the Case: (i) to obtain working capital financing from any Person other than the Post-Petition Lenders under Section 364(d) of the Bankruptcy Code; or (ii) to obtain financing for such Debtor from any Person other than the Post-Petition Lenders under Section 364(c) of the Bankruptcy Code (other than with respect to a financing used, in whole or part, to repay in full the Obligations); or (iii) to grant any Lien other than those permitted under Section 7.2.3 upon or affecting any collateral; or (iv) to use cash collateral of the Administrative Agent for the Post-Petition Lenders or the Post-Petition Lenders under Section 363(c) of the Bankruptcy Code without the prior written consent of the Required Post-Petition Lenders; except to pay the Carve-Out and to reimburse expenses in accordance with the terms of the 363 Asset Purchase Agreement; or (v) to recover from any portion of the collateral any costs or expenses of preserving or disposing of such collateral under Section 506(c) of the Bankruptcy Code; or (vi) to effect any other action or actions adverse to the Administrative Agent or Post-Petition Lenders or their rights and remedies hereunder or their interest in the collateral that would, individually or in the aggregate, have a Material Adverse Effect.

(f) The entry of the Final Order shall not have occurred within 40 days after the Petition Date.

(g) The Debtors shall fail to comply with each of the milestones set forth in Section 6.5 of the Stalking Horse Bid notwithstanding any agreement by any Debtor with the Purchasers, an alternative purchaser, any Committee or any other person unless the Administrative Agent, in its sole discretion, agrees otherwise.

(h) The U.S. Obligors shall not have filed the Sale Motion within one (1) Business Day after the Petition Date.

(i) The Bankruptcy Court shall not have entered the Bidding Procedures Order within 20 days after the Petition Date.

(j) The Bankruptcy Court shall not have entered the Sale Order within 60 days after the Petition Date.

(k) The sale of assets contemplated by the Stalking Horse Bid or such other agreement as the U.S. Obligors may select in accordance with the Bid Procedures shall not have been consummated within 71 days after the Petition Date.

(l) The Bidding Procedures Order or the Sale Order shall be modified, amended or reversed without the consent of the Administrative Agent, or shall become the subject of a stay or injunction staying enforcement thereof.

Section 8.2. Action if Bankruptcy.  If any Event of Default described in clause (b) of Section 8.1.9 with respect to any Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically immediately terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person, and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

Section 8.3. Action if Other Event of Default.

(a) With respect to the Post-Petition Loans, if any Event of Default (other than any Event of Default described in clause (b) of Section 8.1.9 with respect to any Post-Petition Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Post-Petition Lenders, (a) shall by notice to the Administrative Borrower declare all or any portion of the outstanding principal amount of the Post-Petition Loans and other Obligations related to the Post-Petition Loans to be due and payable and/or the Post-Petition Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Post-Petition Loans and other related Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Post-Petition Loan Commitments shall terminate and (b) may exercise any and all other rights and remedies, at law or in equity, including without limitation, claims for damages and specific enforcement; provided that any such actions with respect to the Debtors are subject to the giving of an “Enforcement Notice” under and as defined in the DIP Financing Orders to the parties entitled thereunder to receive such notice, without further order of or application to the Bankruptcy Court.  All rights and remedies shall be cumulative and not exclusive of each other.

(b) With respect to the Existing Loans, if any Event of Default (other than any Event of Default described in Section 8.1.9 with respect to any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, (a) shall by notice to the Administrative Borrower declare all or any portion of the outstanding principal amount of the Existing Loans and other Obligations (including Reimbursement Obligations) related to the Existing Loans to be due and payable, whereupon the full unpaid amount of such Existing Loans and other related Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings and (b) may exercise any and all other rights and remedies, at law or in equity, including without limitation, claims for damages and specific enforcement; provided that any such actions with respect to the Debtors are subject to the giving of an “Enforcement Notice” under and as defined in the DIP Financing Orders to the parties entitled thereunder to receive such notice, without further order of or application to the Bankruptcy Court.  All rights and remedies shall be cumulative and not exclusive of each other.

Section 8.4. Forbearance.  Subject to the terms and conditions of this Agreement, the Required Lenders and the Administrative Agent hereby agree to forbear from taking any enforcement action under Sections 8.2 or 8.3 hereof or exercise any right or remedy under any other Loan Document as a result of the occurrence and continuance of an Event of Default arising from (i) the filing of the Case, (ii) the failure of any Debtor (other than to the extent payment by such Debtor was authorized by an order of the Bankruptcy Court) to pay interest and fees with respect to the Existing Loans and the Existing Letters of Credit for the period commencing with the Effective Date through and including May 31, 2009 and (iii) the failure (A) to pay the outstanding principal amount of the Existing Loans on the applicable Stated Maturity Date and (B) to cash collateralize the Existing Letters of Credit on the applicable Stated Maturity Date.

Section 8.5. Default.  Subject to the terms and conditions of this Agreement, the Required Lenders and the Administrative Agent hereby agree that any Event of Default arising from (i) the filing of the Case, (ii) the failure of any Debtor (other than to the extent payment by such Debtor was authorized by an order of the Bankruptcy Court) to pay interest and fees with respect to the Existing Loans and the Existing Letters of Credit for the period commencing with the Effective Date through and including May 31, 2009 and (iii) the failure (A) to pay the outstanding principal amount of the Existing Loans on the applicable Stated Maturity Date and (B) to Cash Collateralize the Existing Letters of Credit on the applicable Stated Maturity Date shall not be considered a Default or Event of Default solely for purposes of Articles II, V, VI and VII.

ARTICLE IX

THE ADMINISTRATIVE AGENT, ETC.

Section 9.1. Actions.  Each Lender hereby appoints Wachovia as its Administrative Agent under and for purposes of each Loan Document.  Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 9.1 or as otherwise advised by counsel in order to avoid  contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent and the Bookrunner, pro rata according to such Lender’s Percentage of the Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent or the Bookrunner in any way relating to or arising out of any Loan Document, including reasonable attorneys’ fees, and as to which the Administrative Agent or the Bookrunner is not reimbursed by the Borrowers; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s or the Bookrunner’s gross negligence or willful misconduct.  The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

Section 9.2. Funding Reliance, etc.  Unless the Administrative Agent shall have been notified in writing by any Post-Petition Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Post-Petition Lender will not make available the amount which would constitute its Percentage of such Borrowing in the case of Post-Petition Loans on the date specified therefor, the Administrative Agent may assume that such Post-Petition Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If and to the extent that such Post-Petition Lender shall not have made such amount available to the

Administrative Agent, such Post-Petition Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Post-Petition Loans comprising such Borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid, and thereafter at the interest rate applicable to Post-Petition Loans comprising such Borrowing.

Section 9.3. Exculpation.  Neither the Administrative Agent nor the Bookrunner nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations.  Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action.  The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.  Neither the Administrative Agent nor the Bookrunner, nor any of their respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder (other than a statement, warranty or representation made by the Agent in writing), (b) the performance or observance of any of the covenants or agreements of any Obligor under the Loan Document, including, without limitation, any agreement by an Obligor to furnish information directly to each Lender, (c) the satisfaction of any condition specified in Article V, expect receipt of items required to be delivered solely to the Administrative Agent, (d) the existence or possible existence of any Default or Event of Default, or (e) the financial condition of any Obligor.  Any such inquiry which may be made by the Administrative Agent or the Issuer shall not obligate it to make any further inquiry or to take any action.  The Administrative Agent and the Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent or the Issuer, as applicable, believe to be genuine and to have been presented by a proper Person.

Section 9.4. Successor.  The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Administrative Borrower and all Lenders.  If the Administrative Agent at any time shall resign, the Required Post-Petition Lenders may appoint another Post-Petition Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder.  If no successor Administrative Agent shall have been so appointed by the Required Post-Petition Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Post-Petition Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Post-Petition Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Post-Petition Lenders appoint a successor as provided for above.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

Section 9.5. Loans by Wachovia.  Wachovia shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent.  Wachovia and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary of any Borrower or Affiliate of any Borrower as if Wachovia were not the Administrative Agent hereunder.

Section 9.6. Credit Decisions.  Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrowers, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments.  Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

Section 9.7. Copies, etc.  The Administrative Agent shall give prompt notice to each Lender of each notice or request required to be given to the Administrative Agent by the Borrowers pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by such Borrower).  The Administrative Agent will distribute to each Lender each document or instrument received by the Administrative Agent from the Borrowers for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

Section 9.8. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, the Required Post-Petition Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.  For purposes of applying amounts in accordance with this Section 9.8, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement.  Unless it has actual knowledge evidenced by way of notice from any such Secured Party and any Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

Section 9.9. Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a notice from a Lender or any Borrower specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Post-Petition Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Post-Petition Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders, Required Post-Petition Lenders or all Lenders.

Section 9.10. Bookrunner.  The parties acknowledge and agree that he Bookrunner shall be credited as, and may publicize that it is, the Bookrunner.  Without in any respect limiting the rights, privileges, powers, immunities, indemnities and other benefits granted to the Secured Parties, the parties further acknowledge and agree that (a) the Bookrunner shall not have by reason of its designation as such, any power, duty, responsibility or liability whatsoever under this Agreement or any Loan Document or in respect of financing the transaction contemplated hereby and (b) the Bookrunner shall nevertheless be entitled to each of the protections and immunities granted to the Administrative Agent under Sections 9.3, 9.5, 9.6 and 9.8 (with respect to the first sentence thereof) as fully as if it were expressly referred to therein.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1. Waivers, Amendments, etc.  The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers, the Required Lenders and the Required Post-Petition Lenders; provided, however, that no such amendment, modification or waiver shall:

(a) modify this Section 10.1 without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Post-Petition Lender pursuant to its Post-Petition Loan Commitment, extend the Post-Petition  Loan Commitment Termination Date of Credit Extensions made (or participated in) by a Post-Petition Lender or reduce any fees described in Article III payable to any Lender without the consent of such Lender;

(c) extend the final Stated Maturity Date for any Lender’s Loan or reduce the principal amount of or rate of interest on any Lender’s Loan or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case, without the consent of such Lender (it being understood and agreed, however, that any vote to rescind any acceleration made pursuant to Sections 8.2 and 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(d) reduce the percentage set forth in the definition of “Required Lenders” or the definition of “Required Post-Petition Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) increase the Stated Amount of any Existing Letter of Credit unless consented to by the Issuer;

(f) except as otherwise expressly provided in a Loan Document or in connection with and to effectuate permitted asset sales, release (i) any Borrower from its Obligations under the Loan Documents or any Subsidiary Guarantor from its obligations under the Existing Subsidiary Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders;

(g) [reserved];

(h) change any of the terms of Section 2.9 without the consent of the Administrative Agent; or

(i) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent), the Existing Other Currency Lender (in its capacity as Existing Other Currency Lender), the Sterling Post-Petition Lender (in its capacity as Sterling Post-Petition Lender) or the Issuer (in its capacity as Issuer), unless consented to by the Administrative Agent, the Existing Other Currency Lender, the Sterling Post-Petition Lender or the Issuer, as the case may be.

No failure or delay on the part of the Administrative Agent, the Issuer or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Administrative Agent, the Issuer or any Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 10.2. Notices; Time.  All notices and other communications provided under each Loan Document shall be in writing (including facsimile transmission) unless otherwise specified herein and addressed, delivered or transmitted, to such Person, at its address or facsimile number set forth below its signature to this Agreement, and if to a Lender or the Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or, in any case, at such other address or facsimile number as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received except notices given by the Administrative Agent pursuant to Section 8.3, which shall be deemed to be given when sent; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.  Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.  Electronic mail and Internet and intranet websites may be used by the Administrative Agent and/or the Bookrunner to distribute communications, such as financial statements and other information as provided in Section 5.1.10, and to distribute Loan Documents for execution by the parties thereto, and the Administrative Agent and the Bookrunner shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except to the extent of their own gross negligence or willful misconduct.

Section 10.3. Payment of Costs and Expenses.  The Borrowers agrees to pay on demand all fees and expenses of the Administrative Agent (including the reasonable and documented fees and other charges of Shearman & Sterling LLP, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent and costs associated with insurance reviews, collateral valuations and collateral reviews) in connection with:

(a) the syndication of the Post-Petition Loan Commitments;

(b) the negotiation, preparation, execution and delivery and ongoing administration of each Loan Document, including schedules and exhibits, the syndication of the Loans and any amendments, waivers, consents, assignments, restatements, supplements or other modifications to or legal advice in respect of any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated and any and all legal advice in connection with any of the foregoing and costs associated with insurance reviews, collateral valuations and collateral reviews;

(c) the filing, recording, refiling or rerecording of any Loan Document and/or any Filing Statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms of any Loan Document;

(d) the preparation and review of the form of any document or instrument relevant to any Loan Document; and

(e) post-closing UCC-11 searches (within 120-days after the Effective Date) to confirm that the Liens granted to the Administrative Agent for the ratable benefit of the Secured Parties have been perfected.

Each Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other Taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes.  Each Borrower also agrees to reimburse each Secured Party upon demand for all out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel to each Secured Party) incurred by such Secured Party in connection with (x) the negotiation of any restructuring or “work-out” with any Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

Section 10.4. Indemnification.  In consideration of the execution and delivery of this Agreement by each Secured Party, each Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to or brings the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) in respect of the Post-Petition Borrowers, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of such Borrower as the result of any determination by the Required Post-Petition Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

(c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d) any investigation, litigation or proceeding (including any threatened investigation, litigation or proceeding) related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any of its Subsidiaries of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or such Subsidiary; or

(f) each Lender’s Environmental Liability (it being understood and agreed that the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or any of its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final proceeding.  Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted.  It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Section 10.5. Reserved.

Section 10.6. Survival.  The obligations of each Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date.  The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

Section 10.7. Severability.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.8. Headings.  The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

Section 10.9. Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective as of the date first above written when counterparts hereof executed on behalf of each Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and the conditions precedent set forth in Section 5.1 have been satisfied or waived.

Section 10.10. Governing Law; Entire Agreement.  EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 10.11. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Borrower may assign or transfer its rights or obligations hereunder without the consent of all Lenders.

Section 10.12. Transfer of and Participations in Credit Extensions.  Each Lender may assign, or sell participations in, its Loans, Existing Letters of Credit and Commitments to one or more other Persons in accordance with this the terms set forth below.

Section 10.12.1. Assignments.  (a)  Any Lender, pursuant to a Lender Assignment Agreement,

(i) with the consent of the Parent and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Parent, shall not be required (A) during the continuation of a Default or (B) for an assignment by any Lender to any of its Affiliates, another Lender or an Eligible Assignee), may at any time assign and delegate to one or more Eligible Assignees; provided, however, that the Administrative Agent may withhold such consent in its sole discretion to an assignment to a Person not satisfying the credit ratings set forth in clause (c), or if such assignment would, pursuant to any applicable laws, rules or regulations binding on the Issuer, result in a reduced rate of return to the Issuer or require the Issuer to set aside capital in an amount that is greater than that which is required to be set aside for other Lenders participating in the Existing Letters of Credit; and

(ii) upon notice to the Administrative Borrower and the Administrative Agent, upon the Administrative Agent’s acknowledgment on a Lender Assignment Agreement, may assign and delegate to any of its Affiliates, to any other Lender or to a Related Fund of any Lender;

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”),

all or any fraction of such Lender’s Loans, Letter of Credit Outstandings and Commitments in a minimum aggregate amount of $5,000,000 (or, if less, the entire remaining amount of such Lender’s Loans, Letter of Credit Outstandings and Commitments).

(b) Each Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned and delegated to an Assignee Lender until

(i)  notice of such assignment and delegation, together with (i) payment instructions, (ii) the Internal Revenue Service forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, and (iii) addresses and related information with respect to such Assignee Lender, shall have been delivered to the Administrative Borrower and the Administrative Agent by such assignor Lender each Person described in the foregoing clauses as being the Person making such assignment and delegation, being hereinafter referred to as an “Assignor Lender”;

(ii) such Assignee Lender shall have executed and delivered to the Administrative Borrower and the Administrative Agent a properly completed Lender Assignment Agreement, received by the Administrative Agent;

(iii) the processing fees described below, to the extent required, shall have been paid; and

(iv) the Administrative Agent shall have registered such assignment in the Register pursuant to clause (b) of Section 2.8.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents.  Within five Business Days after its receipt of notice that the Administrative Agent has received and accepted an executed Lender Assignment Agreement (and if requested by the Assignee Lender), but subject to clause (c), the Parent shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder (and if requested by such Lender), a replacement Note in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such Assignor Lender).  Each such Note shall be dated the date of the predecessor Note.  The Assignor Lender shall mark each predecessor Note “exchanged” and deliver each of them to the Parent.  Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement.  Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the Assignor Lender.  Such Assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement provided that no such processing fee shall be required in connection with any such assignment and delegation (i) by a Lender to its Affiliate or to a Related Fund, (ii) by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee), (iii) in connection with the consummation of the first syndication after the U.S. Closing Date or (iv) if the non-payment of the processing fee is otherwise consented to in writing by the Administrative Agent.  Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement.  Any attempted assignment and delegation not made in accordance with this Section 10.12.1 shall be null and void.  Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the Parent or the Administrative Agent) pledge its Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

Section 10.12.2. Participations.  Any Lender may sell to one or more commercial banks or other Persons other than direct packaging industry competitors of the Parent identified by the Parent and acknowledged by the Administrative Agent (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

(a) no participation contemplated in this Section 10.12.2 shall relieve such Lender from its Commitments or its other obligations under any Loan Document;

(b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

(c) each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under each Loan Document;

(d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (a), (b), (c) or (f) of Section 10.1 with respect to Obligations participated in by such Participant; and

(e) the Borrowers shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

Each Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.1, 10.3 and 10.4, shall be considered a Lender.  Each Participant shall only be indemnified for increased costs pursuant to Sections 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on such Borrower for such increased costs.  Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section 10.12.2 shall indemnify and hold harmless the Borrowers and the Administrative Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of the Borrowers or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrowers, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal Taxes.

Section 10.13. Other Transactions.  Nothing contained herein shall preclude the Administrative Agent, the Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrowers or any of their respective Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

Section 10.14. Certain Collateral and Other Matters; Rate Protection Agreements; Further Assurances.  (a)  The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any collateral security or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the collateral security granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any collateral (i) on the Termination Date (in which case the Lenders hereby authorize the Administrative Agent to execute, and the Administrative Agent agrees to execute, reasonable releases in connection with this Agreement); (ii) constituting property in which the Borrower or any Subsidiary of the Borrower owned no interest at the time the security interest and/or Lien was granted or at any time thereafter; (iii) constituting property leased to any Borrower or any Subsidiary of any Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by any Borrower or such Subsidiary to be, renewed or extended; (iv) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; (v) if approved, authorized or ratified in writing by the Required Lenders or, if required by Section 10.1, each Lender or (vi) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document (unless the transferee would be required to grant a Lien thereon under the Loan Documents).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of collateral pursuant to this Section 10.14.

(c) Each Lender which enters into arrangements with any Borrower in respect of Rate Protection Agreements hereby agrees to supply the Administrative Agent in writing on or about each Quarterly Payment Date with the amount of any termination obligations of such Borrower thereunder and any net payments owing by such Borrower thereunder.

(d) [reserved].

(e) The Borrowers agree to take such further action, and execute such further instruments, as the Administrative Agent may reasonably request to effectuate the purposes of this Agreement.

Section 10.15. Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER OR ANY BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER IRREVOCABLY CONSENTS TO THE

SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN  SECTION 10.2.  EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT EACH BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 10.16. Waiver of Jury Trial.  THE ADMINISTRATIVE AGENT, EACH LENDER, THE ISSUER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE ISSUER OR EACH BORROWER IN CONNECTION THEREWITH.  EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND THE ISSUER ENTERING INTO THE LOAN DOCUMENTS.  EACH BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEMS (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NY 10011, UNITED STATES, AS ITS AGENT TO RECEIVE, ON SUCH BORROWER’S BEHALF AND ON BEHALF OF SUCH BORROWER’S PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF.  AS AN ALTERNATIVE METHOD OF SERVICE, THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK TO ITS ADDRESS FOR NOTICES HEREUNDER.

Section 10.17. Judgment Currency.  The Obligations of the Borrowers in respect of any sum due to any Lender, the Issuer or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than Dollars (the “Judgment Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender, the Issuer or the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, such Lender, the Issuer or the Administrative Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Currency.  If the amount of Dollars so purchased is less than the sum originally due to such Lender, the Issuer or the Administrative Agent, the Borrowers agree as a separate obligation and notwithstanding any such judgment, jointly and severally to indemnify each Lender, the Issuer and the Administrative Agent, as the case may be, against such loss.

Section 10.18. Patriot Act Notice, etc.  Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act and applicable U.K. law, it is required to obtain, verify and record information that identifies each Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act and such applicable U.K. law.  The Borrowers will, and will cause each of their Subsidiaries to, provide, to the extent commercially reasonable or required by applicable law or regulation, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act and applicable U.K. law.

Section 10.19. Confidential Information.  The Administrative Agent, the Issuer and each Lender agree to hold all non-public information (which has been identified in writing as such by the Borrowers to the Administrative Agent and each Lender) obtained pursuant to this Agreement and the other Loan Documents in accordance with its customary procedures for handling confidential information, provided that disclosure of such confidential information may be made (a) to the Affiliates, examiners, directors, shareholders, accountants, auditors, counsel and other professional advisors of the Administrative Agent, the Issuer and each Lender, (b) in connection with any assignment or participation to an Assignee Lender or Participant, as the case may be, so long as such Assignee Lender or Participant has previously agreed to these confidentiality provisions, or (c) as required or requested by any governmental agency, authority or representative, or pursuant to any court order, legal process or applicable law, rule or regulation or in connection with enforcement of any Obligations.

Section 10.20. Existing Loans and Obligations with Respect to Existing Letters of Credit.  Credit extensions made by Existing Lenders shall, effective as of the Effective Date, be evidenced and governed by this Agreement and the other Loan Documents.

Section 10.21. Effect of this Agreement.  This Agreement amends and restates the Existing Credit Agreement in its entirety and is entitled to the benefit of all existing Loan Documents.  Any reference in any other Loan Document to the “Credit Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Existing Credit Agreement shall mean and refer to this Agreement.  Any reference in any other Loan Document to the “Obligations” or any similar term including or referencing obligations under the Existing Credit Agreement shall include and reference the Obligations as defined in this Agreement.  All Obligations under the Existing Credit Agreement and the other Loan Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood by the parties hereto that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Existing Credit Agreement or any other Loan Document except as expressly modified by this Agreement, nor, except as expressly provided herein, does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document.  The security interests granted pursuant to any Loan Documents shall, as modified hereby, continue in full force and effect, and are hereby affirmed, with respect to this Agreement and the Obligations as defined herein.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

CHESAPEAKE CORPORATION

By:           /s/ Joel K. Mostrom
Name:      Joel K. Mostrom
Title:        Executive Vice President & CFO

CHESAPEAKE UK HOLDINGS LIMITED

By:           /s/ J. P. Causey Jr.
Name:      J. P. Causey Jr.
Title:        Director

BOXMORE INTERNATIONAL LIMITED

By:           /s/ J. P. Causey Jr.
Name:      J. P. Causey Jr.
Title:        Director

CHESAPEAKE PLC (FORMERLY KNOWN AS FIELD GROUP PLC)

By:           /s/ J. P. Causey Jr.
Name:      J. P. Causey Jr.
Title:        Director

WACHOVIA BANK, NATIONAL
ASSOCIATION,
as a Lender and Administrative Agent

By:           /s/ Reginald T. Dawson
Name:      Reginald T. Dawson
Title:        Managing Director

BANK OF AMERICA, N.A.,
as a Lender

By:           /s/ Patrick G. Honey
Name:      Patrick G. Honey
Title:        Senior Vice President

CREDIT INDUSTRIAL ET COMMERCIAL,
as a Lender

By:           /s/ Eric Longuet
Name:      Eric Longuet
Title:        Vice President

By:    /s/ Albert Calo
Name:      Albert Calo
Title:        Vice President

SUNTRUST BANK,
as a Lender

By:           /s/ Byron P. Kurtgis
Name:      Byron P. Kurtgis
Title:        Director

HSBC BANK PLC,
as a Lender

By:           /s/ Kevin Lambert
Name:      Kevin Lambert
Title:        Manager

CITICORP NORTH AMERICA INC.,
as a Lender

By:           /s/ Michael C. Becker
Name:      Michael C. Becker
Title:        MD

Allied Irish Banks p.l.c., as a Lender

By:           /s/ Conor Ffrench
Name:      Conor Ffrench
Title:        Senior Manager

By:    /s/ Peter McDonnell
Name:      Peter McDonnell
Title:        Manager

AGREED AND ACCEPTED BY:

LENDER:

KBC BANK, N.V.

By:           /s/ Sandra T. Johnson
Name:      Sandra T. Johnson
Title:        Managing Director

By:    /s/ Kimberly S. Engelbert
Name:      Kimberly S. Engelbert
Title:        Director

SCHEDULE I

DISCLOSURE SCHEDULE TO CREDIT AGREEMENT

[PLEASE SEE ATTACHED]

SCHEDULE II

PERCENTAGES; LIBOR OFFICE; DOMESTIC OFFICE; NOTICES

[PLEASE SEE ATTACHED]

SCHEDULE III

ADDITIONAL COSTS

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)           in relation to Credit Extensions denominated in Sterling:

AB + C(B - D) + E 0.01                                                         per cent. per annum
100 - (A + C)

(b)           in relation to Credit Extensions denominated in Euros:

E 0.01                                per cent. per annum

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and Mandatory Cost and, if the same would otherwise apply, the Default Rate for the relevant Interest Period on the relevant Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Banks” means the principal London Office of Wachovia Bank, National Association or such other bank as may be appointed by the Administrative Agent after consultation with the Borrower;

(e)	“Special Deposits” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 percent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule 1.01(e) in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.
The Administrative Agent may from time to time after consultation with the Parent and the Lenders, determine and notify all parties hereto of any amendments which are required to be made to this Schedule in order to comply with any change in laws, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

SCHEDULE IV

FISCAL YEAR PERIOD END DATES

Period	Weeks in Period	Period Ends
1	5	Sunday, February 03, 2008
2	4	Sunday, March 02, 2008
3	4	Sunday, March 30, 2008
4	5	Sunday, May 04, 2008
5	4	Sunday, June 01, 2008
6	4	Sunday, June 29, 2008
7	5	Sunday, August 03, 2008
8	4	Sunday, August 31, 2008
9	4	Sunday, September 28, 2008
10	5	Sunday, November 02, 2008
11	4	Sunday, November 30, 2008
12	4	Sunday, December 28, 2008

1	5	Sunday, February 1, 2009
2	4	Sunday, March 1, 2009
3	4	Sunday, March 29, 2009
4	5	Sunday, May 3, 2009
5	4	Sunday, May 31, 2009
6	4	Sunday, June 28, 2009
7	5	Sunday, August 2, 2009
8	4	Sunday, August 30, 2009
9	4	Sunday, September 27, 2009
10	5	Sunday, November 1, 2009
11	4	Sunday, November 29, 2009
12	5	Sunday, January 3, 2010

1	5	Sunday, February 7, 2010
2	4	Sunday, March 7, 2010
3	4	Sunday, April 4, 2010
4	5	Sunday, May 9, 2010
5	4	Sunday, June 6, 2010
6	4	Sunday, July 4, 2010
7	5	Sunday, August 8, 2010
8	4	Sunday, September 5, 2010
9	4	Sunday, October 3, 2010

Period	Weeks in Period	Period Ends
10	5	Sunday, November 7, 2010
11	4	Sunday, December 5, 2010
12	4	Sunday, January 2, 2011

1	5	Sunday, February 6, 2011
2	4	Sunday, March 6, 2011
3	4	Sunday, April 3, 2011
4	5	Sunday, May 8, 2011
5	4	Sunday, June 5, 2011
6	4	Sunday, July 3, 2011
7	5	Sunday, August 7, 2011
8	4	Sunday, September 4, 2011
9	4	Sunday, October 2, 2011
10	5	Sunday, November 6, 2011
11	4	Sunday, December 4, 2011
12	4	Sunday, January 1, 2012

1	5	Sunday, February 5, 2012
2	4	Sunday, March 4, 2012
3	4	Sunday, April 1, 2012
4	5	Sunday, May 6, 2012
5	4	Sunday, June 3, 2012
6	4	Sunday, July 1, 2012
7	5	Sunday, August 5, 2012
8	4	Sunday, September 2, 2012
9	4	Sunday, September 30, 2012
10	5	Sunday, November 4, 2012
11	4	Sunday, December 2, 2012
12	4	Sunday, December 30, 2012

1	5	Sunday, February 3, 2013
2	4	Sunday, March 3, 2013
3	4	Sunday, March 31, 2013
4	5	Sunday, May 5, 2013
5	4	Sunday, June 2, 2013
6	4	Sunday, June 30, 2013
7	5	Sunday, August 4, 2013
8	4	Sunday, September 1, 2013
9	4	Sunday, September 29, 2013
10	5	Sunday, November 3, 2013

Period	Weeks in Period	Period Ends
11	4	Sunday, December 1, 2013
12	4	Sunday, December 29, 2013

SCHEDULE V

PENSION AND WELFARE PLAN LIABILITIES

Funding of Foreign Pension Plans:

•
The last actuarial valuation of the Field Group Pension Plan (as at April 5, 2006) revealed a funding deficit of £43m on an ongoing and £131.9m on a buy-out basis. The most recent update of the funding position received by Chesapeake PLC (as at October 31, 2008 and conducted on a rolled-forward valuation basis) revealed a deficit of £64.4m on an ongoing and £151m on a buy-out basis.

•
The last actuarial valuation of the Boxmore Group Pension Scheme (as at April 5, 2007) revealed a funding surplus of £1.04m on an ongoing and a deficit of £13.22m on a buy-out basis. The most recent update of the funding position received by the sponsoring employers (as at October 31, 2008 and conducted on a rolled-forward valuation basis) revealed a deficit of £2.559m on an ongoing and £8.353m on a buy-out basis.

•
The last actuarial valuation of the GCM Retirement Benefits Scheme (as at February 1, 2007) revealed a surplus on an ongoing and PPF funding basis, but a small deficit (approximately £300,000) on a buy-out basis.

•
The German pension schemes consist of two unfunded arrangements (in Melle and Düren) and four individual funded agreements in Stuttgart. In relation to the funded agreements, as at December 31, 2008 the liabilities amounted to 3.0 million EUR (assessed in accordance with German tax law) and the associated funds had a value of approximately 2.5 million EUR. There is no statutory funding requirement in Germany.

SCHEDULE VI

NON-U.S. SECURITY DOCUMENTS

England and Wales

English law debenture dated 30 December 2008 between Chesapeake UK Holdings Limited, Chesapeake UK Acquisitions plc, Chesapeake plc, Field Boxmore Bristol (Holdings) Limited, Chesapeake Bristol Limited, Chesapeake & Sons Limited, Chesapeake Plastics Limited, First Carton Group Limited, Lithoprint Holdings Limited, Chesapeake Hillington Limited, Chesapeake Corporation, Chesapeake International Holding Company, Field Boxmore Ireland Limited and Boxmore International Limited as Chargors and Wachovia Bank, National Association as Administrative Agent.

Scotland

Standard Security Agreement over land at East Kilbridge dated 30 December 2008 between Chesapeake plc as Chargor and Wachovia Bank, National Association as Administrative Agent.

Deed of Pledge of Shares over shares in Lithoprint Holdings Limited dated 20  December 2008 between Chesapeake plc as Chargor and Wachovia Bank, National Association as Administrative Agent.

Deed of Pledge of Shares over shares in Chesapeake Hillington Limited dated 20  December 2008 between Lithoprint Holdings Limited as Chargor and Wachovia Bank, National Association as Administrative Agent.

Bond and Floating Charge over all assets dated 30 December 2008 between Chesapeake Hillington Limited as Chargor and Wachovia Bank, National Association as Administrative Agent.

Bond and Floating Charge over all assets dated 30 December 2008 between Lithoprint Holdings Limited as Chargor and Wachovia Bank, National Association as Administrative Agent.

Northern Ireland

Northern Irish law debenture dated 30 December 2008 between Boxmore International Limited, Chesapeake Belfast Limited, William W. Cleland Holdings Limited, Chesapeake UK Acquisitions plc and Chesapeake plc as Chargors and Wachovia Bank, National Association as Administrative Agent.

Republic of Ireland

Irish law debenture dated 30 December 2008 between BPG Healthcare Systems Limited, Chesapeake Pharmaceutical and Healthcare Packaging (Dublin) Limited, Field Boxmore Limerick Limited, Field Boxmore Westport Limited, Boxmore Plastics Limited, Berry’s (Holdings) Limited, Field Boxmore Ireland Limited, Boxmore International Limited, Chesapeake & Sons and Chesapeake plc as Chargors and Wachovia Bank, National Association as Administrative Agent.

English Law Guarantee and Security Documents executed in May 2008:

England & Wales

English law debenture dated 19 May 2008 between Chesapeake UK Holdings Limited, Chesapeake UK Acquisitions plc, Chesapeake plc, Field Boxmore Bristol (Holdings) Limited, Chesapeake Bristol Limited, Chesapeake & Sons Limited, Chesapeake Plastics Limited, First Carton Group Limited, Lithoprint Holdings Limited, Chesapeake Hillington Limited, Chesapeake Corporation, Chesapeake International Holding Company, Field Boxmore Ireland Limited and  Boxmore International Limited as Chargors and Wachovia Bank, National Association as Administrative Agent.

Scotland

Standard Security Agreement over land at East Kilbridge dated 15 May 2008 between Chesapeake plc as Chargor and Wachovia Bank, National Association as Administrative Agent.

Deed of Pledge of Shares over shares in Lithoprint Holdings Limited dated 15 May 2008 between Chesapeake plc as Chargor and Wachovia Bank, National Association as Administrative Agent.

Deed of Pledge of Shares over shares in Chesapeake Hillington Limited dated 15 May 2008 between Lithoprint Holdings Limited as Chargor and Wachovia Bank, National Association as Administrative Agent.

Bond and Floating Charge over all assets dated 15 May 2008 between Chesapeake Hillington Limited as Chargor and Wachovia Bank, National Association as Administrative Agent.

Bond and Floating Charge over all assets dated 15 May 2008 between Lithoprint Holdings Limited as Chargor and Wachovia Bank, National Association as Administrative Agent.

Northern Ireland

Northern Irish law debenture dated 19 May 2008 between Boxmore International Limited, Chesapeake Belfast Limited, William W. Cleland Holdings Limited, Chesapeake UK Acquisitions plc and Chesapeake plc as Chargors and Wachovia Bank, National Association as Administrative Agent.

Republic of Ireland

Irish law debenture dated 19 May 2008 between BPG Healthcare Systems Limited, Chesapeake Pharmaceutical and Healthcare Packaging (Dublin) Limited, Field Boxmore Limerick Limited, Field Boxmore Westport Limited, Boxmore Plastics Limited, Berry’s (Holdings) Limited, Field Boxmore Ireland Limited, Boxmore International Limited, Chesapeake & Sons and Chesapeake plc as Chargors and Wachovia Bank, National Association as Administrative Agent.

New York Law Guarantee and Security Documents executed in May 2008:

England & Wales

Subsidiary guarantee dated 15 May 2008 between Chesapeake & Sons Limited, Field Boxmore Bristol (Holdings) Limited, Chesapeake Plastics Limited, Chesapeake Bristol Limited, First Carton Group Limited as guarantors and Wachovia Bank, National Association as Administrative Agent.

Scotland

Subsidiary guarantee dated 15 May 2008 between Lithoprint Holdings Limited, Chesapeake Hillington Limited as guarantors and Wachovia Bank, National Association as Administrative Agent.

Northern Ireland

Subsidiary guarantee dated 16 May 2008 between Chesapeake Belfast Limited and William W. Cleland Holdings Limited as guarantors and Wachovia Bank, National Association as Administrative Agent.

Republic of Ireland

Subsidiary guarantee dated 16 May 2008 between Field Boxmore Ireland Limited, BPG Healthcare Systems Limited, Berry’s (Holdings) Limited, Chesapeake Pharmaceutical and Healthcare Packaging (Dublin) Limited, Field Boxmore Limerick Limited, Field Boxmore Westport Limited, Boxmore Plastics Limited as guarantors and Wachovia Bank, National Association as Administrative Agent.

Belgium

Pledge agreement dated 28 August 2008 relating to the shares of Chesapeake Gent N.V., Chesapeake Brussels N.V., Chesapeake Bornem N.V and Chesapeake Shared Services Benelux N.V. granted by Chesapeake & Sons Limited, Chesapeake plc, Boxmore International Limited, Field Boxmore GB Limited, Chesapeake Gent N.V. and Chesapeake Shared Services Benelux N.V. as Pledgors and Wachovia Bank, National Association as Pledgee.

Pledge agreement dated 28 August 2008 relating to bank accounts granted by Chesapeake Gent N.V, Chesapeake Brussels N.V, Chesapeake Bornem N.V and Chesapeake Shared Services Benelux N.V as Pledgors and Wachovia Bank, National Association as Pledgee.

Pledge agreement dated 28 August 2008 relating to receivables granted by Chesapeake Gent N.V, Chesapeake Brussels N.V, Chesapeake Bornem N.V and Chesapeake Shared Services Benelux N.V as Pledgors and Wachovia Bank, National Association as Pledgee.

Pledge agreement dated 28 August 2008 relating to the business of Chesapeake Gent N.V, Chesapeake Brussels N.V and Chesapeake Bornem N.V as Pledgors and Wachovia Bank, National Association as Pledgee.

Irrevocable mandate dated 28 August 2008 to establish a pledge over the business of Chesapeake Gent N.V, Chesapeake Brussels N.V and Chesapeake Bornem N.V.

France

Pledge over shares dated 1 August 2008 granted by Chesapeake & Sons Limited in favour of Wachovia Bank, National Association and confirmation of pledge.

Pledge over shares dated 1 August 2008 granted by Field Packaging Limited in favour of Wachovia Bank, National Association.

Pledge over shares dated 1 August 2008 granted by Chesapeake PLC in favour of Wachovia Bank, National Association.

Germany

Global assignment agreement dated 31 July 2008 between Chesapeake Düren GmbH, Chesapeake Melle GmbH, Chesapeake Stuttgart GmbH, Chesapeake Neu-Isenburg GmbH and Wachovia Bank, National Association.

Account pledge agreement dated 31 July 2008 between Chesapeake Düren GmbH, Chesapeake Melle GmbH, Chesapeake Stuttgart GmbH, Chesapeake Deutschland GmbH, Wachovia Bank, National Association and the financial institutions named therein.

Security purpose agreement relating to mortgages dated 31 July 2008 between Chesapeake Düren GmbH, Chesapeake Melle GmbH, Chesapeake Stuttgart GmbH and Wachovia Bank, National Association.

Security transfer agreement relating to assets agreement dated 31 July 2008 between Chesapeake Düren GmbH, Chesapeake Melle GmbH, Chesapeake Stuttgart GmbH, Chesapeake Neu-Isenburg GmbH and Wachovia Bank, National Association.

Deed of creation of joint registered land charge of acknowledgement of debt and for the submission to immediate enforcement dated 22 July 2008 between Chesapeake Düren GmbH, Chesapeake Melle GmbH and Chesapeake Stuttgart GmbH.

Share pledge agreement granted by First Carton Group Limited and Chesapeake Deutschland GmbH in favour of Wachovia Bank, National Association dated 31 July 2008.

Netherlands

Pledge over bank accounts dated 31 July 2008 between Chesapeake Oss BV and Wachovia Bank, National Association.

Pledge over receivables dated 31 July 2008 between Chesapeake Oss BV and Wachovia Bank, National Association.

Pledge over intercompany receivables dated 31 July 2008 between Chesapeake Oss BV and Wachovia Bank, National Association and notice.

Pledge over movable assets dated 31 July 2008 between Chesapeake Oss BV and Wachovia Bank, National Association.

Pledge over insurance receivables dated 31 July 2008 between Chesapeake Oss BV and Wachovia Bank, National Association and notices.

Deed of mortgage dated 31 July 2008 between Chesapeake Oss BV and Wachovia Bank, National Association.

Pledge over shares in Chesapeake Oss B.V. granted by Chesapeake & Sons Limited in favour of Wachovia Bank, National Association dated 31 July 2008.

SCHEDULE VII

PERMITTED DISPOSITIONS

Asset to be sold	Purchase Price	Anticipated Date of Sale	Purchaser
1. Sale of Chesapeake PLC’s 10% interest in Weidenhammer J.V.	1. £1	1. December 31, 2008	1. ABRO Weidenhammer GmbH, a German company
2. Sale of land located at Albert Van Cotthemstraat, 54, 1600 Sint-Pieters-Leeuw, Belgium	2. EUR 1,850,000	2. January 13, 2009	2. Heisanthi NV, a Belgian company

SCHEDULE VIII

INSOLVENT MATERIAL SUBSIDIARIES

Boxmore Healthcare Packaging Europe BVBA

Viprint BVBA

Wiliam W Cleland (Northern Ireland)

Chesapeake Hillington Limited (Scotland)

Chesapeake Frankfurt GmbH (Germany)

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND EXISTING LETTERS OF CREDIT

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS, BORROWER GUARANTIES

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND FUTURE CREDIT EXTENSIONS

Section 5.1.	Effectiveness	55
Section 5.1.1.	Resolutions, etc.	55
Section 5.1.2.	Closing Fees, Expenses, etc.	56
Section 5.1.3.	Delivery of Notes	56
Section 5.1.4.	Opinions of Counsel	56

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

 ARTICLE VII

COVENANTS

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.	Listing of Events of Default	78
Section 8.1.1.	Non-Payment of Obligations	79
Section 8.1.2.	Breach of Warranty	79
Section 8.1.3.	Non-Performance of Certain Covenants and Obligations	79

ARTICLE IX

THE ADMINISTRATIVE AGENT, ETC.

ARTICLE X

MISCELLANEOUS PROVISIONS

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office; Notices
SCHEDULE III	-	Additional Costs
SCHEDULE IV	-	Fiscal Year Period End Dates
SCHEDULE V	-	Pension and Welfare Plan Liabilities
SCHEDULE VI	-	Non-U.S. Security Documents
SCHEDULE VII	-	Permitted Dispositions
SCHEDULE VIII	-	Insolvent Material Subsidiaries

EXHIBIT A-1	-	Form of Existing Loan Note
EXHIBIT A-2	-	Form of Post-Petition Loan Note
EXHIBIT B	-	Form of Borrowing Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Compliance Certificate
EXHIBIT E	-	Form of Lender Assignment Agreement
EXHIBIT F	-	Form of Closing Date Certificate
EXHIBIT G	-	Form of Non-U.S. Subsidiary Guaranty
EXHIBIT H-1	-	Form of Amendment No. 1 to the Amended and Restated Subsidiary Guaranty
EXHIBIT H-2	-	Existing Subsidiary Guaranty
EXHIBIT I	-	U.K. Deed
EXHIBIT J	-	Security Agreement
EXHIBIT K	-	Form of DIP Guaranty
EXHIBIT L	-	[Reserved]
EXHIBIT M	-	Form of Intercreditor Agreement